Exhibit D-3


                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION


NIAGARA  MOHAWK  POWER                  )
CORPORATION,  NEW  YORK  STATE          )
ELECTRIC  &  GAS  CORPORATION,          )
ROCHESTER  GAS  AND  ELECTRIC           )
CORPORATION,  CENTRAL  HUDSON           )     Docket  No.  EC01-___-___
GAS  &  ELECTRIC  CORPORATION,          )
CONSTELLATION  NUCLEAR,  LLC,           )
and  NINE  MILE  POINT  NUCLEAR         )
STATION,  LLC                           )



                              JOINT APPLICATION OF
                        NIAGARA MOHAWK POWER CORPORATION,
                   NEW YORK STATE ELECTRIC & GAS CORPORATION,
                     ROCHESTER GAS AND ELECTRIC CORPORATION,
                   CENTRAL HUDSON GAS & ELECTRIC CORPORATION,
                           CONSTELLATION NUCLEAR, LLC
                    AND NINE MILE POINT NUCLEAR STATION, LLC
   SEEKING AUTHORIZATION FOR THE SALE OF JURISDICTIONAL FACILITIES UNDER SECTION
                          203 OF THE FEDERAL POWER ACT



I.   INTRODUCTION
     ------------
     Niagara Mohawk Power Corporation ("NMPC"), New York State Electric & Gas Corporation ("NYSEG"), Rochester Gas and Electric Corporation ("RG&E"), Central Hudson Gas & Electric Corporation ("CHGEC"), Constellation Nuclear, LLC ("Nuclear LLC"), and Nine Mile Point Nuclear Station, LLC ("Nine Mile LLC") (collectively, the "Applicants") hereby submit this joint application (the "Application") to the Federal Energy Regulatory Commission ("Commission") requesting authorization to make transfers of certain ownership interests in jurisdictional facilities related to the Nine Mile Point nuclear facilities under Section 203 of the Federal Power Act ("FPA")(1) and Part 33 of the Commission's regulations.(2)

     Specifically, Commission authorization is sought for four interrelated transactions:

     1. NMPC requests authorization to transfer to Nine Mile LLC(3) certain limited jurisdictional facilities in connection with the sale to Nine Mile LLC of NMPC's 100% interest in the Nine Mile Point Unit No. 1 nuclear generating station ("NMP-1").(4) In connection with this transaction, NMPC's interest as a purchaser in the Bennetts Bridge Agreement will be assigned to Nine Mile LLC in relation to the NMP-1 transaction.(5) To the extent that Commission authorization is required to assign the Bennetts Bridge Agreement, Applicants request authorization by this Application.(6)


------------------------

1    16  U.S.C.  824b  (2000).

2    18  C.F.R.  Part  33  (2000).  The  Commission  revised  its  regulations implementing  Section  203  by Order No. 642.  Revised Filing Requirements Under
Part  33  of the Commission's Regulations, 93 FERC   61,164 (2000), 65 Fed. Reg.
70,984  (November  28,  2000)  ("Order  No.  642").

3 Nuclear LLC, which will be the parent of Nine Mile LLC when it is formed, is the party to each of the other transaction documents which the Application indicates Nine Mile LLC to be the contracting party. Nuclear LLC will transfer its rights and obligations under some or all of the transaction documents to Nine Mile LLC prior to the Closing Date. Because Nine Mile LLC will be the owner of the jurisdictional facilities upon closing, it is an Applicant.

4 NMPC's proposed sale of its 100% interest in NMP-1 to Nine Mile LLC is pursuant to the Asset Purchase Agreement by and among NMPC, Nuclear LLC, and Constellation Energy Group, Inc. ("Constellation Energy"), dated as of December 11, 2000 (the "NMP-1 APA"), attached as part of Exhibit I hereto. As described in the NMP-1 APA, Constellation Energy is the parent company of Nine Mile LLC, and it is obligated to support certain obligations of Nine Mile LLC in these transactions.

5 Emergency "black-start" ancillary service for NMP-1 is provided under the Nine Mile Point One Emergency Power Supply Agreement (the "Bennetts Bridge Agreement") between NMPC and Erie Boulevard Hydropower, LLP. (See Erie Boulevard Hydropower, L.P., 87 FERC 61,378 (1999) describing the Bennetts Bridge Agreement).

6    Assignment  of  a  right to purchase power does not appear to be subject to
Section  203  of  the  FPA.  New  England  Power  Co.,  83  FERC   61275 (1998).

     2. NMPC, NYSEG, RG&E, and CHGEC request authorization to transfer to Nine Mile LLC their respective interests in certain limited jurisdictional facilities in connection with the sale to Nine Mile LLC of NMPC's 41% interest, NYSEG's 18% interest, RG&E's 14% interest, and CHGEC's 9% interest in Nine Mile Point Unit No. 2 nuclear generating station ("NMP-2");(7)

     3. RG&E and CHGEC request authorization to transfer to NMPC their respective interests in certain jurisdictional transmission and interconnection facilities that directly interconnect NMP-2 with NMPC's transmission system.(8) These facilities are used for the purpose of transmitting the electric energy generated by NMP-2 and for the purpose of NMPC providing off-site power to NMP-2 pursuant to its retail electric tariff; and


------------------------

7 The proposed sale by NMPC, NYSEG, RG&E, and CHGEC of their interests in NMP-2 to Nine Mile LLC is pursuant to the Asset Purchase Agreement by and among NMPC, NYSEG, RG&E, CHGEC, Nuclear LLC, and Constellation Energy, dated as of December 11, 2000 (the "NMP-2 APA") (the NMP-1 APA and the NMP-2 APA are collectively referred to as the "Two APAs" and they are attached as part of
Exhibit I hereto). As described in the NMP-2 APA, Constellation Energy is obligated to support certain obligations of Nine Mile LLC in these transactions. The remaining 18% interest in NMP-2 is held by Long Island Power Authority ("LIPA"), which is not a participant in the NMP-2 APA transfer.

8    The  proposed  sale  by  RG&E  and  CHGEC  of  their  interests  in  NMP-2 transmission and interconnection facilities is pursuant to the Transmission Asset Purchase Agreement by and among NMPC, RG&E, CHGEC, and Long Island Lighting Company (d/b/a LIPA) dated as of September 28, 2000 (the "TAPA") attached as part of Exhibit I hereto. (The transactions contemplated by the Two APAs and the TAPA are sometimes collectively referred to as the "NMP-1&2
Divestiture"). Upon closing of the TAPA, NYSEG and NMPC will be the remaining owners of the transmission assets that interconnect NMP-2 with NMPC's transmission system. Although LIPA has not executed the TAPA as of the date of this filing, Applicants understand that LIPA will execute the TAPA before closing of the Two APAs. If LIPA elects not to execute the TAPA and it retains its ownership interest in the NMP-2 transmission and interconnection facilities, that decision would have no effect on Nine Mile LLC's and NMPC's ability to interconnect and place the output of the NMP-2 generating facility (including LIPA's share) into the transmission grid. See Niagara Mohawk Power Corp., et al. at 89 FERC 61,124 (1999). However, in that event, NMPC, NYSEG, RG&E, CHGEC and LIPA may need to undertake certain implementing actions and the Applicant's may also need to make adjustments to certain of the agreements to effectuate this result but any such changes would not affect the substance of the proposed transactions described herein. The NMP-2 Interconnection Agreement is attached hereto as part of Exhibit I and Commission authorization for that agreement will be sought in a later, separate filing pursuant to Section 205 of the FPA.


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
     4. NMPC requests authorization to acquire LIPA's interest in the same transmission and interconnection facilities being transferred to NMPC by RG&E and CHGEC which directly interconnect NMP-2 with NMPC's transmission system. Although LIPA is not a public utility under the FPA, to the extent that authorization is required for NMPC's acquisition of LIPA's assets pursuant to the TAPA, NMPC respectfully requests such authorization by this Application.

     A description of the jurisdictional facilities associated with each of these transactions is attached at Exhibit H hereto. To the extent any other facilities to be transferred pursuant to these transactions are deemed jurisdictional transmission facilities, Commission authorization is sought under
Section  203  to  effectuate  their  transfer.

     This Application includes all information and exhibits required by Part 33 of the Commission's Regulations as amended by the Commission's Order No. 642. Applicants will seek various authorizations pursuant to Section 205 of the FPA for various ancillary agreements related to the proposed transactions in separate filings.

     As demonstrated below, the proposed transactions satisfy the criteria established by the Commission to determine whether transactions of this kind are consistent with the public interest. First, the proposed sale of NMP-1 and NMP-2 raises no market power concerns under the Commission's guidelines. Second, these sales will not adversely affect either wholesale power or transmission rates. Third, the proposed sale of NMP-1 and NMP-2 will not adversely affect the ability of the Commission or other regulatory agencies to regulate the entities involved in the transactions. Similarly, the transfer of the ownership interests in the transmission and interconnection assets at NMP-1 and NMP-2 raises no market power issues nor will the proposed transfer of these transmission and interconnection assets adversely affect rates or the ability of the Commission or other regulatory agencies to regulate the entities involved in the transactions.

     For these reasons, Applicants submit that the disposition and transfer of jurisdictional facilities contemplated by the Two APAs and the TAPA comport with the Commission's standards developed pursuant to Section 203 of the FPA.(9) Applicants propose to close the sale on or before July 1, 2001.

II.  REQUEST  FOR  CONFIDENTIAL  TREATMENT
     -------------------------------------

     Pursuant to 18 C.F.R. Sec. 388.112(b) of the Commission's regulations, Applicants respectfully request confidential treatment for the computer program methodology and electronic CD ROM containing the computer program provided in this application by Mr. Rodney Frame of Analysis Group/Economics, Inc., an expert in market power analysis. The Applicants are submitting one public version of the CD ROM with this Application, and one non-public and confidential version of the CD ROM. Any person wishing a copy of the confidential version of the CD ROM may obtain one by contacting Analysis Group/Economics directly and executing an appropriate confidentiality agreement.(10)


------------------------

9 The Commission reviewed and approved a proposed transaction for NMP-1 and NMP-2 similar in many respects to the one proposed in this Application. See Niagara Mohawk Power Corp., et al. at 89 FERC 61,124 (1999). Despite receiving prompt approval from the Commission, the earlier transaction concerning Nine Mile Point was terminated by the parties and did not close. In the earlier transaction, AmerGen Energy Company, LLC was the proposed purchaser, whereas Nine Mile LLC is the contemplated purchaser of the interests in this transaction.

10   Arrangements  can  be  made  by  contacting  Ms.  Amelia  Hughart,  Senior
Research Analyst at Analysis Group/Economics, Two Embarcadero Center, Suite 1750, San Francisco, CA 94111, 415-263-2223 (voice), 415-391-8505 (facsimile).


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
III. REQUEST  FOR  EXPEDITED  ACTION
     -------------------------------

     As contemplated by the Two APAs and the TAPA, Applicants propose to close the sale on or before July 1, 2001. The Two APAs provide for negative adjustments to the purchase price if the closing is delayed beyond July 1, 2001 and positive price adjustments if the closing takes place prior to that date. Accordingly, Applicants respectfully request expeditious action by the Commission no later than May 15, 2001.

IV.  SUMMARY  OF  THE  NINE  MILE  POINT  TRANSACTION
     ------------------------------------------------

     NMPC, NYSEG, RG&E, and CHGEC have agreed to sell their respective interests in NMP-1 and NMP-2 to Nine Mile LLC. In conjunction with that sale, RG&E and CHGEC have agreed to sell to NMPC certain additional jurisdictional transmission and interconnection facilities that directly interconnect NMP-2 with NMPC's transmission system. Each of these transactions is summarized below.

     A.   THE  NMP-1  AND  NMP-2  ASSET  PURCHASE  AGREEMENTS

     On December 11, 2000, NMPC, Nuclear LLC, and Constellation Energy executed the NMP-1 APA. Pursuant to that agreement, NMPC will transfer its 100% interest in NMP-1 to Nine Mile LLC at closing. On that same date, NMPC, NYSEG, RG&E, CHGEC, Nuclear LLC, and Constellation Energy executed the NMP-2 APA. Pursuant to that agreement, the interests in NMP-2 of NMPC, NYSEG, RG&E and CHGEC will be transferred to Nine Mile LLC at closing. In accordance with the Two APAs, the closing of the transaction will take place on the Closing Date (as defined in the Two APAs), once all conditions precedent are satisfied and satisfactory regulatory approvals are obtained. On and after the Closing Date, the following events will occur pursuant to the Two APAs and related agreements:

(a) Nine Mile LLC will assume all of the right, title, and interest in and to NMP-1 held by NMPC including all buildings, equipment, spare parts, fixtures, inventory, documents, records, assignable contracts, spent nuclear fuel, other licensed materials at NMP-1, decommissioning funds,(11) and other property necessary for their operation and maintenance. Nine Mile LLC will also assume NMPC's responsibility for the operation, maintenance, and eventual decommissioning of NMP-1;

(b) Nine Mile LLC will assume all of the right, title, and interest in and to NMP-2 held by NMPC, NYSEG, RG&E, and CHGEC, including all buildings, equipment, spare parts, fixtures, inventory, documents, records, assignable contracts, spent nuclear fuel, other licensed materials at NMP-2, decommissioning funds,(12) and other property necessary for their operation and maintenance. Nine Mile LLC will also assume NMPC's, NYSEG's, RG&E's, and CHGEC's responsibility for the operation, maintenance, and eventual decommissioning of NMP-2;(13)

(c) Nine Mile LLC will obtain transmission interconnection service at the generating station pursuant to interconnection agreements with NMPC for NMP-1 and with NMPC and NYSEG for NMP-2.(14) Further, Nine Mile LLC will have the right to contract for any necessary transmission service under the NYISO's Open Access Transmission Tariff;


------------------------

11   NMPC  will  not  make additional cash deposits to the decommissioning trust funds  for  NMP-1  after  the  Closing  Date.

12   NMPC,  NYSEG,  RG&E and CHGEC will not make additional cash deposits to the decommissioning  trust  funds  for  NMP-2  after  the  Closing  Date.

13   NMPC  has  operating responsibility for NMP-1 and NMP-2 pursuant to the NRC licenses and the operating agreement for NMP-2. Nine Mile LLC will assume NMPC's responsibilities under that agreement.

14 For interconnection service at NMP-1, an Interconnection Agreement between NMPC and Nuclear LLC was executed on December 11, 2000, attached hereto as part of Exhibit I. Similarly, for interconnection service at NMP-2, an Interconnection Agreement between NMPC, NYSEG, and Nuclear LLC was executed on December 11, 2000, attached hereto as part of Exhibit I. NMPC (for NMP-1) and NMPC and NYSEG (for NMP-2) will file these agreements with the Commission under
Section 205 of the FPA. Nuclear LLC will assign each of the interconnection agreements to Nine Mile LLC prior to closing.

(d) Nine Mile LLC has executed a power purchase agreement with NMPC, which provides that NMPC shall purchase from Nine Mile LLC 90% of the capacity and energy from NMP-1 from the Closing Date until the current NMP-1 operating license expires on August 22, 2009;(15)

(e) Nine Mile LLC has executed power purchase agreements with each of NMPC, NYSEG, RG&E, and CHGEC which provide that, from the Closing Date until the tenth (10th) anniversary of the Closing Date, the capacity and energy from NMP-2 will be purchased from Nine Mile LLC as follows: NMPC will purchase
     36.9%  (90%  of  41%),  NYSEG  will  purchase 16.2% (90% of 18%), RG&E will purchase 12.6% (90% of 14%), and CHGEC will purchase 8.1% (90% of 9%), respectively;(16) and,

(f) NMPC's interest as a purchaser in the Bennetts Bridge Agreement will be assigned to Nine Mile LLC in relation to the NMP-1 transaction.


------------------------

15 A Power Purchase Agreement for NMP-1 between NMPC and Nuclear LLC was executed on December 11, 2000, attached hereto as part of Exhibit I. Nine Mile LLC will file this Power Purchase Agreement with the Commission under Section 205 of the FPA prior to the Closing Date.

16 Separate Power Purchase Agreements for NMP-2 between Nuclear LLC and each of NMPC, NYSEG, RG&E, and CHGEC were executed December 11, 2000, attached hereto as part of Exhibit I. Nine Mile LLC will file these Power Purchase Agreements with the Commission under Section 205 of the FPA with its application for Commission authorization under Section 205 of the FPA to sell capacity, energy and ancillary services at market-based rates together with customary waivers and blanket authorizations. Nine Mile LLC intends to seek Exempt Wholesale Generator ("EWG") status under Section 32 of the Public Utility Holding Company Act of 1935, as amended ("PUHCA" or the "Act") and will make the requisite filings with the Commission after requisite state commission findings required by Section 32(c) of PUHCA have been obtained.

     Subject to the adjustments as set forth in the Two APAs, consideration for the sale will be $815 million. Of this consideration, $407.5 million will be paid at the Closing Date, with $407.5 million in principal and $134 million in interest to be paid thereafter in five annual payments. Interest will accrue at an annual rate of eleven percent (11%) and prepayment of the principal may be made without penalty. The total payments and interest for the 82% interest in NMP-2 will be $676.6 million and the total payments and interest for the 100% interest in NMP-1 will be $272.6 million. After completion of the term of the power purchase agreements with respect to NMP-2, separate Revenue Sharing Agreements ("RSAs") for NMPC, NYSEG, RG&E, and CHGEC will provide an opportunity to receive additional revenues from Nine Mile LLC in the ten years following expiration of the power purchase agreements, contingent on the output of NMP-2 and depending on the actual market price of electricity at that time.(17) Under each RSA, Nine Mile LLC will pay each seller 80% of the amount by which actual market prices exceed a schedule of floor prices as set forth in each RSA. To the extent floor prices exceed actual prices, 80% of the negative differences will be credited against future payment obligations under each RSA. Under no circumstances will NMPC, NYSEG, RG&E, and CHGEC be required to make payments under their respective RSA.

B.   THE  TRANSMISSION  SALES  AGREEMENT


------------------------
17   An  RSA  for  NMP-1  was  not  executed.

     The TAPA was executed as of September 28, 2000 by NMPC, RG&E, and CHGEC, and is expected to be executed by LIPA. Under the TAPA, RG&E, CHGEC, and LIPA will transfer to NMPC their respective interests in certain transmission facilities that interconnect NMP-2 to NMPC's transmission system. In accordance with the TAPA, the closing of the TAPA will take place on the Closing Date under the NMP-2 APA, once all conditions precedent are satisfied and satisfactory regulatory approvals are obtained. After closing of the TAPA, NYSEG and NMPC will co-own the transmission assets that interconnect NMP-2 with NMPC's transmission system. The transactions contemplated by the TAPA are contingent on Nine Mile LLC's purchase of the NMP-2 assets pursuant to the NMP-2 APA. On and after the Closing Date under the NMP-2 APA, the following events will occur pursuant to the TAPA and related agreements:

(a) RG&E, CHGEC, and LIPA will transfer their undivided ownership shares of the "Scriba Substation Parcel"(18) to NMPC. The Scriba Substation Parcel is a tract of land generally encompassing an electric substation and certain transmission lines interconnecting NMP- 2 to NMPC's transmission system. After closing of the TAPA, NMPC and NYSEG will share ownership of the Scriba Substation Parcel, with NYSEG holding somewhat less than an 18% interest and NMPC holding the remainder;(19)

(b) RG&E, CHGEC, and LIPA will transfer their undivided ownership shares of the "Co-Owned Transmission Assets" to NMPC.(20) The Co-Owned Transmission Assets are certain transmission assets that interconnect NMP-2 to NMPC's transmission system;(21) and


------------------------
18   The  Scriba  Substation  Parcel  is  defined  in  the  TAPA  at  pages 1-2.

19 One parcel in the Scriba Substation Parcel is currently held by RG&E, CHGEC, and LIPA in proportions somewhat less than the proportions by which they hold their interests in NMP- 2, with NMPC holding the remainder. The remaining parcel is held in proportions equal to the proportions by which NMPC, RG&E, CHGEC, and LIPA hold their respective interests in NMP- 2. See TAPA at Exhibit J.

20   The  Co-Owned  Transmission  Assets  are  defined  in  the  TAPA at page 2.

21 Similar to the ownership proportions of the Scriba Substation Parcel, part of the Co-Owned Transmission Assets are held by RG&E, CHGEC, and LIPA in proportions somewhat less than the proportions by which they hold their interests in NMP- 2, with NMPC holding the remainder. The remaining Co-Owned Transmission Assets are held in proportions equal to the proportions by which NMPC, RG&E, CHGEC, and LIPA hold their respective interests in NMP- 2.

(c) As the remaining co-owners of the Co-Owned Transmission Assets, NMPC and NYSEG will enter a Transmission Owners Agreement which sets forth their respective rights and obligations regarding those facilities. Under this agreement, NMPC will generally maintain and operate the Co-Owned Transmission Assets on behalf of the remaining co-owner, NYSEG.(22)

     Subject to the adjustments as set forth in the TAPA, the purchase price for the Scriba Substation Parcel and the Co-Owned Transmission Assets is the net book value of RG&E, CHGEC, and LIPA's interests as of the Closing Date (the "Purchase Price"). The Purchase Price shall be paid on the earlier of: (1) the fifth anniversary of the date of the Closing Date; (2) the issuance of a final order by the Commission on a filing by NMPC for the purpose of changing its revenue requirement under the NYISO Open Access Transmission Tariff; or (3) at the sole option of NMPC, on any earlier date without penalty and at no additional cost. Interest on the Purchase Price will accrue at the annual rate of nine and one half percent (9.5%). In the alternative, RG&E, CHGEC, and LIPA may each individually exercise an option to receive a cash payment from NMPC at closing equal to 70% of the Purchase Price.

V.   DESCRIPTION  OF  THE  PARTIES  TO  THE  TRANSACTIONS
     ----------------------------------------------------

     A.   NIAGARA  MOHAWK  HOLDINGS  AND  ITS  SUBSIDIARIES


------------------------
22   NMPC  and  NYSEG will be seeking authorization with the Commission for this
Transmission Owners Agreement pursuant to Section 205 of the FPA in a later filing.


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
     Niagara Mohawk Holdings, Inc. ("Niagara Mohawk Holdings") is a utility holding company incorporated under the laws of New York State and is headquartered in Syracuse, New York.(23) Niagara Mohawk Holdings' principal utility holding is NMPC. Niagara Mohawk Holdings is exempt from all provisions of PUHCA, except Section 9(a)(2), because Niagara Mohawk Holdings is a utility holding company exempt from registration pursuant to Section 3(a)(1) of PUHCA. Niagara Mohawk Holdings is seeking authorization from the Commission for approval of a merger with National Grid, plc, and information related to that proposed merger is available in that application filed on February 1, 2001 with the Commission under Commission Docket No. EC01-63-000.

     As discussed below, Niagara Mohawk Holdings has one direct, wholly-owned utility subsidiary: NMPC. It owns other utility and non-utility subsidiaries through its wholly-owned subsidiary, Opinac North America, Inc. ("Opinac"), an investment holding company.

          1.  NMPC

     NMPC, a New York corporation, is a combination gas and electric utility company. NMPC is primarily engaged in the business of transmission and distribution of electricity, and the transportation and distribution of natural gas in New York State. NMPC is regulated by the Commission and the NYPSC. NMPC serves over 1.5 million electric and 540,000 gas customers in areas of central, northern, eastern, and western New York State.

     Niagara Mohawk Holdings owns all the outstanding common stock of NMPC. NMPC comprises 98 percent of Niagara Mohawk Holdings' total assets and 87 percent of Niagara Mohawk Holdings' total revenues.


------------------------
23 Niagara Mohawk Holdings became the holding company for NMPC and its affiliates on March 18, 1999, following authorization by the Commission, the Securities and Exchange Commission ("SEC"), and the New York Public Service Commission ("NYPSC"). See Letter from Linwood A. Watson, Jr., Acting Secretary, to Paul J. Kaleta dated September 30, 1998, FERC Docket No. EC98-47-000, EC98-54-000; 85 FERC P61,306 (1998). See also Niagara Mohawk Holdings, Inc., Holding Co. Act Release No. 26986 (Mar. 4, 1999).

               A.   GENERATION
     NMPC has sold virtually all of its non-nuclear generation capacity in the United States.(24) NMPC currently owns 100% of NMP-1 and a 41% interest in NMP-
2. On June 1, 2000, NMPC, together with NYSEG, CHGEC, and RG&E, announced an auction process for the sale of its nuclear generation facilities. The transactions reflected in this Application are the result of that auction process.

     NMPC has a supply portfolio of power purchase agreements ("PPAs") with independent power producers, including some of the purchasers of its generating assets. This power supply portfolio consists of:

     Contracts with independent power producers (derived from the compulsory purchase obligations of the Public Utility Regulatory Policies Act of 1978) representing approximately 500 MW of capacity. One of these contracts, with a 56 MW cogeneration plant, gives Niagara Mohawk the right to dispatch the plant to reduce its output to either 50 MW or 0 MW during off-peak and weekend hours, but for no more than 50 percent of these hours.

     A contract with the purchaser of Niagara Mohawk's hydroelectric generating plants representing approximately 621 MW of capacity. This contract gives Niagara Mohawk the right to call on five of the plants (103 MW) for ancillary services. This contract expires in September 2001.

     A contract with the purchaser of Niagara Mohawk's Oswego Steam Station providing Niagara Mohawk with 822 MW of installed capacity with a call option for up to 350 MW of additional installed capacity. The contract also gives Niagara Mohawk a call option on 10 GWh of energy per year from these units. The installed capacity and energy are available to Niagara Mohawk under this contract until 2003.


------------------------
24 Concerning its remaining non-nuclear generating capacity, NMPC continues to own the Mechanicville hydroelectric station, FERC Project No. 6032. The Mechanicville station is not currently generating any output, and the Commission has determined that NMPC and its co-licensee have surrendered their license. See Fourth Branch Assocs. (Mechanicville) v. Niagara Mohawk Power Corp., 89 FERC 61,194 (1999), reh'g denied, 90 FERC 61,250 (2000). NMPC has also leased to third parties sites on which the Theresa (FERC Project No. 4486) and Diamond Island (FERC Project No. 5801) hydroelectric stations totaling 2.8 MW are located.

               B.   ELECTRIC  TRANSMISSION  AND  DISTRIBUTION

     As of December 1, 2000, NMPC's electric transmission and distribution systems were composed of: 748 substations with a rated transformer capacity of approximately 22,635,000 kilovolt amps; approximately 9,300 circuit miles of transmission lines; and approximately 41,000 miles of distribution lines. The electric system of NMPC and its affiliate, Canadian Niagara Power, Inc. ("CNP, Inc."),(25) is directly interconnected with other electric utility systems in Ontario, Quebec, New York, Massachusetts, Vermont, and Pennsylvania, including that of National Grid USA, and indirectly interconnected with most of the electric utility systems through the Eastern Interconnection of the United States. NMPC's transmission system is operated as part of the NYISO.

               C.   NATURAL  GAS  OPERATIONS

NMPC is a local gas distribution company in New York serving over 540,000 residential and business customers on a retail basis, as well as a growing number of customers for whom NMPC transports gas that customers have purchased directly from suppliers. NMPC's natural gas delivery system is comprised of approximately 8,000 miles of pipelines and mains. In connection with this business, NMPC has long-term commitments with a variety of suppliers and pipelines to purchase gas, provide gas storage capability, and transport gas on interstate pipelines.

          2.   OTHER  ENERGY  SUBSIDIARIES  AND  ENERGY  AFFILIATES

     Although NMPC does not hold any ownership interest in the following energy companies, it is affiliated (through Niagara Mohawk Holdings) with Opinac, which owns complete or partial interests in the following energy companies:


------------------------
25   The  operations  of  CNP,  Inc.  are  discussed  below.

               A.   CANADIAN  NIAGARA  POWER  COMPANY,  LIMITED

     Opinac's subsidiary, Opinac Energy Corporation,(26) owns a 50 percent interest in Canadian Niagara Power Company, Limited ("CNP, Ltd."), which is incorporated and located in Ontario, Canada. CNP, Ltd. is an electric utility company that owns and operates the Rankine hydroelectric plant in Ontario, Canada which can produce about 75 MW, principally through a water exchange agreement with Ontario Power Generation, Inc. CNP, Ltd. has received Commission authorization to sell energy and capacity at market-based rates into the United States.(27) Its wholly-owned subsidiary, CNP, Inc., engages in the transmission and distribution of electric power within the province of Ontario.

               B.   NIAGARA  MOHAWK  ENERGY,  INC.

     Niagara Mohawk Energy, Inc. ("Niagara Mohawk Energy") is an unregulated company incorporated in the State of Delaware that offers energy marketing and energy-related services. Niagara Mohawk Energy, among other investments, owns 100 percent of Niagara Mohawk Energy Marketing, Inc. ("NMEM"). NMEM is a
Delaware corporation engaged in power marketing in the United States at market-based rates pursuant to Commission authorization.(28)

     In addition, Niagara Mohawk Energy owns a 26 percent interest in Direct Global Power, a Delaware corporation engaged in photo voltaic market development, consulting services, and renewable energy products; and a 17.9 percent interest in Northern Power Systems Inc., a Delaware corporation engaged in the development of remote power systems and renewable energy and power systems.


------------------------
25   The  operations  of  CNP,  Inc.  are  discussed  below.

26   Opinac  Energy  Corporation  is  an  exempt  holding  company under Section
3(a)(5) of PUHCA. See Opinac Energy Corp., Holding Co. Act Release No. 25632 (Sept. 16, 1992).

27   See  Canadian  Niagara  Power  Co.,  Ltd.,  87  FERC   61,070  (1999).

28 See Plum Street Energy Mktg, Inc., et al., 76 FERC 61,319 (1996); see also Letter Order, Docket No. ER98-4527-000 (Oct. 9, 1998) (accepting notice of succession changing name from "Plum Street Energy Marketing, Inc." to "Niagara Mohawk Energy Marketing, Inc.").

     B.   ENERGY  EAST  CORPORATION  AND  ITS  SUBSIDIARIES

     Energy East Corporation ("EEC") is currently a registered holding company under PUHCA.(29) EEC neither owns nor operates any physical properties. On May 1, 1998, EEC became the parent of NYSEG. On February 8, 2000, EEC completed its merger with Connecticut Energy Corporation, which is a holding company primarily engaged in the retail distribution of natural gas in Connecticut through its wholly owned subsidiary, The Southern Connecticut Gas Company. On September 1, 2000, EEC completed its mergers with CMP Group, Inc. ("CMP Group"), CTG Resources, Inc. ("CTG Resources"), and Berkshire Energy Resources ("Berkshire Energy"). CMP Group is a holding company and its principal operating subsidiary, Central Maine Power Company ("CMP"), is primarily engaged in transmitting and distributing electricity generated by others to retail customers in Maine. CTG Resources, also a holding company, is the parent company of Connecticut Natural Gas Corporation, a regulated local natural gas distribution company in Connecticut. Berkshire Energy is a holding company and the parent company of The Berkshire Gas Company, a regulated local natural gas distribution company in Massachusetts.

     1.     NYSEG


------------------------
29 On February 20, 2001, EEC announced that its board of directors approved a definitive merger agreement with RGS Energy Group, Inc., the parent of RG&E. EEC expects that it will be filing for appropriate regulatory approvals of this announced merger in the near future.

     NYSEG, a regulated public utility incorporated under the laws of the State of New York, is a combination electric and gas utility serving approximately 830,000 electric customers and approximately 246,000 natural gas customers in upstate New York. NYSEG has divested substantially all of its generating assets. It retains hydroelectric facilities, non-utility generation ("NUG") contracts, and contracts pursuant to which the New York Power Authority ("NYPA") sells power to NYSEG, as well as an 18 percent ownership interest in NMP-2. NYSEG is engaged in the business of purchasing, transmitting, and distributing electricity, and purchasing, transporting, and distributing natural gas. NYSEG also generates electricity from its 18 percent share of NMP-2 and from its hydroelectric stations.

     NYSEG's service territory, 99 percent of which is located outside the corporate limits of cities, is in the central, eastern and western parts of the State of New York. NYSEG's service territory has an area of approximately 19,900 square miles and a population of 2,500,000. During 1997 through 1999, approximately 84 percent of NYSEG's operating revenue was derived from electric service with the balance derived from natural gas service.

     After the sale of its interest in NMP-2, NYSEG will be engaged almost entirely in the transmission and distribution of electricity and the distribution of natural gas. As of December 31, 1999, NYSEG's electric transmission system consisted of approximately 4,384 circuit miles of line, and NYSEG's electric distribution system consisted of 33,891 pole-miles of overhead lines and 2,153 miles of underground lines. NYSEG's transmission system is operated as part of the NYISO. In connection with its natural gas business, NYSEG has long-term commitments with a variety of suppliers and pipelines to purchase gas, provide gas storage capacity, and transport gas on interstate pipelines.

          2.   MAINE  NATURAL  GAS  LLC

     Maine Natural Gas LLC (formerly, CMP Natural Gas, L.L.C.) ("Maine Gas Co.") was established to furnish natural gas distribution service, on a non-exclusive basis, in certain areas of Maine, including, among others, the Bethel, Windham, Augusta, Waterville, and Bangor metropolitan areas, and the coastal area, including Brunswick and Bath. Maine Gas Co. began to provide service to retail customers in May 1999. Maine Gas Co. is a joint venture between New England Gas Development Corp., a wholly-owed subsidiary of CMP Group, and Energy East
Enterprises,  Inc.,  a  wholly-owed  subsidiary  of  EEC.

          3.   CONNECTICUT  ENERGY  CORPORATION

     Connecticut Energy Corporation ("Connecticut Energy"), an exempt holding company that neither owns nor operates any physical property, is primarily engaged in the retail distribution of natural gas through its principal wholly-owned subsidiary, The Southern Connecticut Gas Company ("Southern Connecticut Gas"). Connecticut Energy, through its subsidiaries, is an energy delivery, products and service company that provides an array of energy commodities and services to commercial and industrial customers throughout New England.

          4.   SOUTHERN  CONNECTICUT  GAS

     Southern Connecticut Gas, a public service company incorporated under the laws of the State of Connecticut, is engaged in the retail distribution of natural gas for residential, commercial and industrial users and the transportation of natural gas for commercial and industrial users. Southern Connecticut Gas serves approximately 163,000 customers in the State of Connecticut, primarily 22 towns along the southern Connecticut coast from Westport to Old Saybrook, which include the urban communities of Bridgeport and New Haven. Southern Connecticut Gas is the sole distributor of natural gas, other than bottled gas, in its service area.

5.     CMP  GROUP

     CMP Group is a holding company by virtue of owning, among others, directly or indirectly, more than five percent of the voting securities of CMP, Maine Electric Power Company, Inc. ("MEPCo"), NORVARCO, and Maine Gas Co., all public utility companies as defined in the Act. CMP Group is exempt from all provisions of the Act, except Section 9(a)(2). CMP Group's principal utility subsidiary, CMP, is primarily engaged in transmitting and distributing electricity generated by others to retail customers in Maine.

               A.   PUBLIC  UTILITY  OPERATIONS  OF  CMP

     CMP is the largest electric utility in Maine and serves over 544,000 customers in its 11,000 square-mile service area in southern and central Maine. CMP is subject to the regulatory authority of the Commission and the Maine Public Utilities Commission ("MPUC").

     CMP has divested and/or relinquished control over all of its generating assets and purchase power contracts and now functions as an electric transmission and distribution utility. CMP has sold its hydroelectric, fossil, and biomass generating assets. It has sold its entitlements to purchase capacity and energy under NUG contracts, as well as its entitlement to energy from its 2.5% interest in the Millstone 3 nuclear plant ("Millstone 3") and from its 4% interest in the Vermont Yankee nuclear plant ("Vermont Yankee"), and its entitlement in a firm energy contract with Hydro Quebec. Further, CMP recently entered into an agreement to sell its ownership interest in Vermont Yankee, and it has reached an agreement with Northeast Utilities, the majority owner of Millstone 3 whereby Northeast Utilities will include CMP's interest in its planned auction of Millstone 3. An auction of Millstone 3 was completed on August 7, 2000, and the owners of Millstone 3 entered into an agreement to transfer that facility to Dominion Nuclear Connecticut. The closing of that transaction is scheduled for mid-2001.

     The sales of generating capacity and entitlements to purchase capacity and energy under NUG contracts, nuclear interests, and the Hydro Quebec contract were conducted pursuant to the requirements of Maine's recently enacted electric utility restructuring legislation and MPUC Rules and Regulations. As of March 1, 2000, CMP no longer controls generation resources. Also beginning March 1, 2000, all retail electric consumers in Maine were authorized to choose their electric supplier. Under Maine law, CMP would be unable to serve retail customers except through the creation of a marketing affiliate or as directed by the MPUC.

     As of December 31, 1999, CMP's delivery system consisted of 2,288 miles of overhead transmission lines, 19,754 pole-miles of distribution lines, and 155 miles of network underground and submarine cable. CMP is a member of the New England Power Pool ("NEPOOL") and has transferred control over its pool transmission facilities ("PTF") system to ISO New England Inc. ("ISO-NE"). It maintains high-voltage connections with other electric systems at the New Hampshire and New Brunswick, Canada borders.

               B.   MEPCO  AND  NORVARCO

     CMP currently has two electric utility subsidiaries, organized and operating exclusively in Maine: MEPCo and NORVARCO. MEPCo owns and operates a 345kV transmission interconnection between the Maine-New Brunswick, Canada international border at Orient, Maine. CMP owns a 78.3 percent voting interest in MEPCo, with the remaining interests owned by two other Maine utilities. Also, NORVARCO holds a 50 percent general partnership interest in Chester SVC Partnership, a general partnership which owns a static var compensator located in Chester, Maine, adjacent to MEPCo's transmission interconnection.

               C.   OTHER  NUCLEAR  INTERESTS

     CMP owns a 38 percent voting interest in Maine Yankee Atomic Power Company, which owns the Maine Yankee nuclear electric generating plant in Wiscasset, Maine. Maine Yankee's plant was permanently shut down on August 6, 1997. CMP also holds (i) a 9.5 percent voting interest in Yankee Atomic Electric Company, which has permanently shut down its plant located in Rowe, Massachusetts, and
(ii) a 6 percent voting interest in Connecticut Yankee Atomic Power Company, which has permanently shut down its plant in Haddam, Connecticut.

          6.   CTG  RESOURCES

     CTG Resources is the parent company of Connecticut Natural Gas Corporation ("CNGC"), a regulated local natural gas distribution company, and TEN Companies, Inc. (formerly The Energy Network, Inc.) ("TEN"), both of which are non-utility subsidiaries. CTG Resources is a holding company by virtue of owning all of the common stock of CNGC, a public utility company as defined in the Act, which owns and operates a local natural gas distribution system in the State of Connecticut. CTG Resources is currently exempt from all provisions of the Act, except Section 9(a)(2).

               A.   PUBLIC  UTILITY  AFFILIATE  OF  CTG  RESOURCES

     CNGC, the regulated subsidiary of CTG Resources, distributes gas to approximately 145,000 customers in 22 Connecticut communities, principally in the Hartford-New Britain area and Greenwich. CNGC's gas distribution business is subject to regulation by the Connecticut Department of Public Utility Control ("DPUC") as to franchises, rates, standards of service, issuance of securities, safety practices, and certain other matters. Retail sales of gas by CNGC and deliveries of gas owned by others are made pursuant to rate schedules and contracts filed with and subject to DPUC approval.

          7.   BERKSHIRE  ENERGY

     Berkshire Energy is the parent company of The Berkshire Gas Company ("Berkshire Gas"), a regulated local natural gas distribution company, Berkshire Propane, Inc. ("Berkshire Propane"), a retail propane company, and Berkshire Service Solutions, Inc. (formerly Berkshire Energy Marketing, Inc.) ("Service Solutions"), an energy marketing and energy services business. Berkshire Energy is a public utility holding company by virtue of its owning all of the common stock of Berkshire Gas, a public utility company as defined in the Act. Berkshire is currently exempt from all provisions of the Act, except Section 9(a)(2).

               A.   PUBLIC  UTILITY  AFFILIATE  OF  BERKSHIRE  ENERGY

     Berkshire Gas, the regulated public utility subsidiary of Berkshire Energy, sells and distributes natural gas to approximately 14,000 retail customers in 19 communities in western Massachusetts. Berkshire Gas operates a natural gas distribution system comprising some 694 miles of natural gas distribution mains.

Berkshire Gas is subject to regulation by the Massachusetts Department of Telecommunications and Energy ("MDTE"). Berkshire Gas is a "natural gas company" under Section 2(6) of the Natural Gas Act, 15 U.S.C. 717(a)(6), with respect to certain sales for resale of natural gas. Berkshire Gas has secured a "blanket certificate" for such transactions from the FERC.

          8.   NON-PUBLIC  UTILITY  AFFILIATES  OF  EEC

     EEC also has a number of direct and indirect energy subsidiaries that are not "public utility companies" under the Act. These energy companies are described in Exhibit B of this Application.

               C.   RGS  ENERGY  GROUP,  INC.

     RGS Energy Group, Inc. ("RGS") is a utility holding company incorporated under the laws of New York State and is headquartered in Rochester, New York.(30) RGS' principal utility holding is RG&E. RGS is a public utility holding company exempt from registration pursuant to Section 3(a)(1) of PUHCA.

     As discussed below, RGS owns two utility subsidiaries (RG&E and Energetix, Inc.) and one non-utility subsidiary (RGS Development, Inc.).

          1.   RG&E

     RG&E, a New York Corporation, is engaged principally in the business of production, purchase, transmission, distribution, and sale of electricity and the purchase, distribution, sale, and transportation of natural gas in New York State. RG&E is regulated by the Commission and the NYPSC. RG&E serves approximately 345,000 customers in an area of New York State having a total


------------------------
30 On August 2, 1999, RGS became the holding company for RG&E and its affiliates. Rochester Gas and Electric Corp., 85 FERC 61,306 (1998). On February 20, 2001, RGS announced that its board of directors approved a definitive merger agreement with EEC, the parent of NYSEG. RGS expects that it will be filing for appropriate regulatory approvals of this announced merger in the near future.

population of about one million including the cities of Rochester and Canandaigua. RG&E offers its customers retail choice pursuant to a NYPSC-approved settlement(31) and offers retail electric service pursuant to a pilot program for farmers and food processors.(32)

               A.   GENERATION

     RG&E's electric generation assets currently include hydroelectric, nuclear, and fossil facilities with total generating capacity of approximately 1,033 megawatts located in New York. Of this 1,033 megawatts, 160 megawatts is attributable to NMP-2. Thus, after the sale, RG&E's generation will total approximately 873 megawatts.

     RG&E purchases 120 MW of firm power from various suppliers. RG&E purchases 35 MW of peaking power from the NYPA and 150 MW from NYPA's 1,000 MW Gilboa pumped storage project. RG&E purchases 44 MW of firm power from the Fitzpatrick nuclear power plant and purchases energy from the NYISO market. RG&E is authorized to engage in wholesale sales of electricity at market-based rates.(33)

               B.   ELECTRIC  TRANSMISSION  AND  DISTRIBUTION

     As of December 1, 2000, RG&E's transmission and distribution systems are comprised of 171 substations with a rated transformer capacity of approximately 5,201,771 kilovolt amperes, approximately 716 circuit miles of overhead transmission lines, 400 cable miles of underground transmission cable, and 16,262 miles of overhead distribution cable. RG&E's electric system is directly interconnected with Niagara Mohawk, NYSEG and NYPA.


------------------------
31 Amended and Restated Settlement Agreement, dated October 23, 1997, in Cases 94-E-0952, Matter of Competitive Opportunities Regarding Electric Service, and 96-E-0898, Matter of Rochester Gas and Electric Corporation's Plans for Electric Rate/Restructuring Pursuant to Opinion No. 96-12.

32 Case 96-E-0948, Petition of Dairylea Cooperative, Inc. to Establish an Open Access Pilot Program for Farm and Food Processor Electricity Customers, Order Establishing Retail Access Program (issued June 23, 1997); extended in orders issued January 21, 1998 and October 8, 1999.

33   Rochester  Gas  and  Elec.  Corp.,  80  FERC   61,284  (1997).

               C.   NATURAL  GAS  OPERATIONS

     RG&E is a gas local distribution company in New York serving approximately 285,000 customers. Approximately 240,000 of these customers purchase bundled retail services from RG&E. The rest of the customers purchase gas supplies through a competitive supplier and transport them on RG&E's distribution system. On January 25, 2001, RG&E made a filing with the NYPSC pursuant to the NYPSC's November 3, 1998 policy statement, proposing to implement retail access for bundled residential customers. RG&E has long term natural gas transportation agreements with a number of interstate pipelines.

          2.   ENERGETIX,  INC.

     Energetix, Inc. ("Energetix") is a non-transmission owning electric utility subsidiary of RGS. Energetix offers electricity and natural gas services to retail customers throughout the New York region. Energetix has authorization from the Commission to engage in sales for resale of electricity at market-based rates(34) and is a customer of the NYISO. Energetix owns neither generation nor transmission/distribution facilities.

     Energetix owns one hundred percent of Griffith Energy, Inc. ("Griffith"), an energy services company that sells propane and heating oil to approximately 70,000 customers in New York. Griffith owns neither generation nor transmission/distribution facilities.


------------------------
34 Rochester Gas and Elec. Corp. and Roxdel, 80 FERC 61,284 (1997). Initially this rate schedule was filed in the name of ROXDEL. On February 12, 1998, in Docket No. ER98-1120-000, the Commission accepted for filing a Notice of Succession filed by Energetix, Inc. reflecting the name change.

          3.   RGS  DEVELOPMENT,  INC.

     RGS Development, Inc. ("Development") is an unregulated subsidiary of RGS Energy Group Inc. Development provides energy services that complement the other activities of RGS.

               D.   CH  ENERGY  GROUP,  INC.  AND  ITS  SUBSIDIARIES

     CH Energy Group, Inc. ("CH Energy") was incorporated in the State of New York and is headquartered in Poughkeepsie, New York. CH Energy is not an operating company, but merely holds stock either directly or indirectly in its affiliates. CH Energy is a "public utility holding company" under PUHCA and is exempt from the provisions of PUHCA under the intrastate exemption provisions of Sec.3(a)(1) of PUHCA, except that, under Sec.9(a)(2) of PUHCA, the approval of the Securities and Exchange Commission ("SEC") is required for a direct or indirect acquisition by a public utility holding company of five percent (5%) or more of the voting securities of any electric or gas utility company subject to PUHCA.

     CH Energy's principal utility holding is CHGEC, which wholly owns Phoenix Development Company, Inc. CH Energy owns other utility and non-utility subsidiaries through its wholly-owned subsidiary, Central Hudson Energy Services, Inc. ("CH Services"), the holding company parent corporation for each of CH Energy's competitive business subsidiaries: Central Hudson Enterprises Corporation; SCASCO, Inc.; Prime Industrial Energy Services, Inc.; CH Resources, Inc.; CH Syracuse Properties, Inc.; CH Niagara Properties, Inc.; Griffith Energy Services, Inc.; and Greene Point Development Corporation.

          1.   CHGEC

     CHGEC is a New York gas and electric corporation formed on December 31, 1926, as a consolidation of several operating utilities which had been accumulated under one management during the previous 26 years. CHGEC generates, purchases, sells at wholesale and distributes electricity, and purchases and distributes gas in New York State.

     CHGEC has, with minor exceptions, valid franchises, unlimited in duration, to serve a territory extending about 85 miles along the Hudson River and about 25 to 40 miles east and west from the Hudson River. The southern end of the territory is about 25 miles north of New York City, and the northern end is about 10 miles south of the City of Albany. The territory, comprising approximately 2,600 square miles, has a population estimated at 624,800. Electric service is available throughout the territory, and natural gas service is provided in and about the cities of Poughkeepsie, Beacon, Newburgh and Kingston, New York and in certain outlying and intervening territories.

     CHGEC's territory reflects a diversified economy, including manufacturing industries, research firms, farms, governmental agencies, public and private institutions, resorts and wholesale and retail trade operations. CHGEC is a member of the NYISO. Transmission service in the State of New York is provided by the NYISO under the NYISO OATT. The Commission has granted CHGEC market-based rate authority to make wholesale sales of energy and capacity in interstate commerce.(35)


------------------------
35   Central  Hudson  Gas  &  Elec.  Corp.,  79  FERC   61,390  (1997).

     CHGEC currently owns approximately 203 MW of generating capacity. Such capacity is comprised of CHGEC's 9% undivided interest in the NMP-2 (representing approximately 103 MW) and approximately 100 MW of small hydroelectric and combustion turbine generation.

     CHGEC owns and operates an electric transmission system consisting of approximately 593 circuit miles of overhead lines and approximately 4 circuit miles of underground lines. Most of these facilities operate at between 69 kV and 345 kV. CHGEC's transmission facilities are located in New York. CHGEC also owns and operates a distribution system of 7,387 pole miles of overhead lines and 905 trench miles of underground lines in New York.

     Phoenix Development Company, Inc. ("Phoenix"), a New York corporation, is a wholly-owned subsidiary of CHGEC. Phoenix was established to hold or lease real property for the future use of CHGEC and to participate in energy-related ventures. Currently, the assets held by Phoenix are not material.

          2.   CH  SERVICES

     CH Services, a New York corporation, is the holding company parent for each of CH Energy's competitive business subsidiaries. CH Services is not an operating company.

     CH Services, through its subsidiaries, is a full-service energy company in the Northeast and mid-Atlantic regions developed through acquisitions and internal growth. CH Services provides services currently through its subsidiaries which are primarily engaged in the generation of electricity; the distribution of fuel oil, gasoline, diesel, kerosene and propane; the sale of natural gas; the installation and maintenance of electrical systems and heating, ventilation and air conditioning ("HVAC") equipment; project construction; and providing services for electric generators installed on customers' property. The following companies are subsidiaries of CH Services:

               A.   CENTRAL  HUDSON  ENTERPRISES  CORPORATION

Central Hudson Enterprises Corporation ("CHEC"), a New York corporation, is a wholly-owned subsidiary of CH Services. CHEC is engaged in the business of marketing electricity, gas, oil and related services to retail and wholesale customers; conducting energy audits; providing services including, but not limited to, the design, financing, installation and maintenance of energy conservation measures and generation systems for private businesses, institutional organizations and governmental entities; and participating in cogeneration, small hydroelectric, alternate fuel and energy production projects and services.

               B.   GRIFFITH  ENERGY  SERVICES,  INC.

Griffith Energy Services, Inc. ("Griffith"), a New York corporation, is a wholly-owned subsidiary of CHEC. On November 1, 2000, Griffith acquired the assets of AllEnergy Marketing Company, L.L.C.'s Griffith Consumers Company, Inc. Griffith is an energy services company engaged in the distribution of fuel oil, gasoline, diesel, kerosene, propane, natural gas and the installation and maintenance of HVAC equipment in the mid-Atlantic areas of Virginia, West Virginia, Maryland, Delaware and Washington, D.C.

               C.   PRIME  INDUSTRIAL  ENERGY  SERVICES,  INC.

Prime Industrial Energy Services, Inc. ("Prime"), a New York corporation, a wholly-owned subsidiary of CHEC, is engaged in project construction and providing services for electric generators installed on customers' property, as well as for HVAC equipment.

               D.   SCASCO,  INC.

SCASCO, Inc. ("SCASCO"), a Connecticut corporation, is a wholly-owned subsidiary of CHEC. SCASCO is an energy services company engaged in the distribution of fuel oil, gasoline, diesel, kerosene, propane and natural gas and the installation and maintenance of electrical services and HVAC equipment throughout the states of Connecticut, Massachusetts and Rhode Island. During 2000, SCASCO purchased the assets of ARC Mechanical and Electrical Contractors, Inc. ("ARC"), Capitol Fuel Co., Inc. ("Capitol"), The Seymour Oil Company ("Seymour") and Sharon Oil Company ("Sharon"). ARC is a mechanical and electrical contracting and HVAC company operating throughout the state of Connecticut. Capitol, Seymour and Sharon Companies are all energy services companies engaged in the distribution of fuel oil, gasoline, diesel, kerosene, propane and natural gas and the installation and maintenance of electrical services and HVAC equipment throughout the state of Connecticut.

               E.   CH  RESOURCES,  INC.

     CH Resources, Inc. ("CH Resources"), a New York corporation, is a wholly-owned subsidiary of CH Services established for the purpose of acquiring, developing and operating electric generation facilities, the output of which is sold at the wholesale level to CHEC and other energy services companies, as well as through the NYISO. CH Resources owns a 100 MW combined cycle gas turbine facility in Solvay, New York ("CH Syracuse Plant"), a 100 MW combined cycle gas turbine facility in Beaver Falls, New York ("Beaver Falls Plant"), and a 50 MW fluidized bed, coal-fired plant in Niagara County, New York ("CH Niagara Falls Plant").

               F.   GREENE  POINT  DEVELOPMENT  CORPORATION

Greene Point Development Corporation ("Greene Point"), a New York corporation, is a wholly-owned subsidiary of CH Services which develops and evaluates business opportunities for CH Services' competitive business subsidiaries. The current assets held by this subsidiary are not material.

     E.   NINE  MILE  LLC  AND  ITS  AFFILIATES

          1.   NINE  MILE  LLC

     Nine Mile LLC is a to-be-formed subsidiary of Nuclear LLC and will be an indirect subsidiary of Constellation Energy, a holding company exempt from registration under Section 3(a)(1) of PUHCA. Nine Mile LLC does not currently own or operate any facilities for the sale of power at wholesale in interstate commerce or for the transmission of electricity in interstate commerce and, therefore, is not currently a jurisdictional public utility. Nine Mile LLC intends to file an application with the Commission for authorization to make wholesale sales of power at market-based rates which will include the power purchase agreements by which it will sell 90% of its share of NMP-1 and NMP-2 to NMPC, RGE, CHGEC, and NYSEG and an application for a determination of EWG status.

          2.   NUCLEAR  LLC

     Nuclear LLC is currently a direct, wholly owned subsidiary of Constellation Energy. It currently wholly owns Calvert Cliffs Nuclear Power Plant, Inc. ("CCNPP"). It will be the direct or indirect parent of Nine Mile LLC.

          3.   CONSTELLATION  ENERGY

     Constellation Energy directly or indirectly owns a variety of jurisdictional public utilities and other power producers, including: a franchised public utility; a power marketer; various EWGs; and qualifying facilities  ("QFs")  under  the  Public Utility Regulatory Policies Act of 1978.
Constellation Energy and its holdings have been reviewed in detail in the context of a Section 203 proceeding within the past year by the Commission. Specifically, on February 11, 2000, wholly-owned subsidiaries of Constellation Energy submitted an application under Section 203 for authorization to transfer certain jurisdictional facilities in connection with a transaction in which Constellation Energy's direct, wholly-owned subsidiary, Baltimore Gas and Electric Company ("BGE"), proposed to transfer all of its interests in generating facilities to two new affiliates. The application was granted by the Commission on March 30, 2000. Baltimore Gas & Elec. Co., et al., 90 FERC
62,222,  reh'g  denied,  92  FERC   61,043  (2000)  ("BGE").

     Constellation Energy's holdings are again being reviewed in a proceeding that is currently pending before the Commission under Section 203. Specifically, on December 28, 2000, Constellation Energy, on behalf of itself and its jurisdictional public utility subsidiaries, submitted an application ("Spinoff Application") under Section 203 in connection with a series of transactions involving the proposed minority investment in Constellation Energy's merchant energy business (which includes wholesale generation and power marketing) to be made by Virgo Holdings, Inc. ("Virgo"), a subsidiary of The

Goldman Sachs Group, Inc. ("Goldman")(36) and the eventual separation of that merchant energy business from Constellation Energy's transmission, distribution and retail services businesses, including BGE. Constellation Energy Group, Inc., et al., Docket No. EC01-50-000. If the disposition of the jurisdictional facilities which are the subject of the pending Spinoff Application is approved by the Commission (and other conditions to closing of that transaction are satisfied), Nine Mile LLC would not be affiliated with the current Constellation Energy or any of its affiliates, including BGE. Rather, Nine Mile LLC would be a subsidiary of a new entity, tentatively called New Constellation Energy Group ("New Constellation").(37) New Constellation will, if the disposition is approved and the transactions are consummated, be the indirect parent of all of the public utilities discussed below, with the exception of BGE and Orion Power Holdings, Inc. The following is a description of Constellation Energy's jurisdictional public utility subsidiaries, and other relevant non-jurisdictional subsidiaries.

               A.   BALTIMORE  GAS  AND  ELECTRIC  COMPANY


------------------------
36 Goldman, an investment bank, is engaged, among other things, in commodities and securities activities worldwide. Certain merchant banking funds organized by Goldman, principally GS Capital Partners II, L.P. ("GS Capital Group"), are shareholders in Orion Power Holdings, Inc., discussed infra. Other than with respect to Orion Power Holdings, Inc., and other than in its capacity as a dealer and market-maker in securities, Goldman does not beneficially own for proprietary investment purposes 5% or more of the voting securities of any company that owns generation or transmission facilities or that holds a franchised service territory. As the Commission has previously found, Minergy Neenah, L.L.C., 8 FERC 61,102 (1999), order granting reh'g in part sub nom., Consolidated Edison Energy Mass., 90 FERC 61,225 (2000), Goldman does not have market power in the provision of underwriting and other financial services to companies that own electric generation and transmission facilities or that hold franchised service territories. Through its wholly-owned subsidiary, J. Aron & Company ("J. Aron"), Goldman was affiliated with a power marketer that was authorized to sell power at market-based rates. On December 6, 2000, the Commission, by delegated letter order, accepted J. Aron's Notice of Cancellation of its market-based rate schedule effective January 1, 2001 pursuant to Section
35.15 of the Commission's regulations. Allegheny Energy Supply Co., LLC, Docket No. ER01-340-00 (unpublished delegated letter order).

37   If  the  Spinoff  Application  is  granted  and  the related transaction is completed, New Constellation will be renamed Constellation Energy Group, Inc., and Constellation Energy will be renamed BGE Corp.

     BGE is a combination electric and gas utility which provides retail service subject to the jurisdiction of the Maryland Public Service Commission ("MPSC"). BGE transmits and sells electricity to 1.1 million customers and provides retail gas service to 590,000 residential, commercial and industrial customers in all or part of 10 counties in central Maryland and the City of Baltimore, Maryland. In the transaction in which BGE spun off all of its generating facilities to affiliates, BGE retained all of the jurisdictional transmission and interconnection facilities, with the exception of certain minor facilities (e.g., step-up transformers, generator circuit breakers and other miscellaneous transmission facilities) necessary to interconnect the transferred generation facilities to BGE's transmission system. BGE has authorization from the
Commission to make sales of power at wholesale at market-based rates. Green Power Partners I LLC, et al., 88 FERC 61,005 (1999) ("Green Power"). On July 1, 2000, BGE implemented retail electric competition in its Maryland service territory. Except for a few industrial and commercial customers that had pre-existing signed contracts with BGE, all of BGE's retail customers are allowed to choose their electricity supplier and BGE provides Standard Offer
Service  to  retail  customers  that  do  not  select  an  alternative supplier.

               B.   CONSTELLATION  POWER  SOURCE  GENERATION,  INC.

     All of BGE's former interests in non-nuclear generation facilities ("Non-Nuclear Generation") are now owned by its affiliate, Constellation Power Source Generation, Inc. ("CPSG"). If the Spinoff Application is approved, and the transactions are consummated,(38) this generation will be transferred to a newly-formed affiliate, Constellation Power Source Generation, LLC ("CPSG LLC"), in which Virgo will have a partial ownership interest (initially no more than


------------------------
38   Although  Constellation  Energy  and  Virgo  contemplate  implementing  the transactions described in the Spinoff Application, they may agree to an alternative ownership structure. A description of the alternative structure is discussed more fully in the Spinoff Application at pp. 11-12.

17.5%). The Non-Nuclear Generation consists of nine wholly-owned generating plants located in Maryland and totaling approximately 3,783 MW, partial ownership interests in the Keystone and Conemaugh coal-fired generating plants in Pennsylvania, totaling approximately 540 MW, and a stock interest in the Safe Harbor Water Power Corporation, with entitlement to two-thirds of the output of a hydroelectric plant in Pennsylvania, totaling approximately 279 MW. CPSG currently has authorization from the Commission to make wholesale sales of power at market-based rates, AmerGen Vermont, LLC, et al., 90 FERC 61,307, reh'g denied, 91 FERC 61,270 (2000) ("AmerGen"), and is an EWG, Constellation Power Source Generation, Inc., 92 FERC 62,160 (2000) ("CPSG").(39) CPSG LLC submitted a Notice of Succession with respect to its assumption of the market-based rate schedule of CPSG that was granted by the Commission on February 1, 2001, subject to closing of the Spinoff, Constellation Power Source , LLC, Docket No. ER01-824-000 (delegated letter order issued February 1, 2001)("CPS LLC"). CPSG LLC was granted EWG status by the Commission on February 15, 2001. Constellation Power Source Generation, LLC, 94 FERC 62,142 (2001).

               C.   CCNPP

     All of BGE's former interests in Calvert Cliffs Nuclear Power Plant ("Calvert Cliffs Plant"), located in Maryland, are now owned by its affiliate, CCNPP. If the Spinoff Application is approved and the transactions are consummated, the Calvert Cliffs Plant will be owned by a newly-formed affiliate,


------------------------
39   On  December  5,  2000,  as  amended  January  19,  2001,  CPSG filed for a redetermination  of  EWG  status  with the Commission in Docket No. EG01-45-000.

Calvert Cliffs Nuclear Power Plant, LLC ("CCNPP LLC"), in which Virgo will have a partial ownership interest (initially no more than 17.5%). The Calvert Cliffs Plant has a generating capacity of approximately 1,675 MW. CCNPP currently has authorization from the Commission to make wholesale sales of power at market-based rates, AmerGen, supra, and is an EWG, Calvert Cliffs Nuclear Power Plant, Inc., 92 FERC 62,161 (2000).

     CCNPP LLC submitted a Notice of Succession with respect to its assumption of the market-based rate schedule of CCNPP that was granted by the Commission on February 1, 2001, subject to closing of the Spinoff. CPS LLC, supra. CCNPP LLC was granted EWG status by the Commission on February 16, 2001. Calvert Cliffs
Nuclear  Power  Plant,  LLC,  94  FERC   62,155  (2001).

               D.   CONSTELLATION  POWER  SOURCE,  INC.

     Constellation Energy's affiliate, Constellation Power Source, Inc. ("CPS"), is a power marketer with authorization to make wholesale sales of power at market-based rates. Constellation Power Source, Inc., 79 FERC 61,167 (1997).(40) CPS purchases all or a portion of the power generated from the generating plants transferred to CPSG and CCNPP. CPS markets the power on a portfolio basis with power supplies that it acquires from other sources in competitive wholesale markets. However, through the first three years of retail competition in Maryland (until June 30, 2003), CPS will sell to BGE all the capacity and energy


------------------------
40 CPS received the Commission's authorization to make sales of certain ancillary services into the markets administered by the ISO-NE. Constellation Power Source, Inc., Docket No. ER99-1774-000 (unpublished delegated letter order issued March 10, 1999). On December 29, 1999, the Commission authorized CPS to make sales of certain ancillary services into additional markets. Constellation Power Source, Inc., Docket No. ER00-607-000 (unpublished delegated letter order issued December 29, 1999). On March 29, 2000, the Commission removed the prohibition in CPS' market-based rate schedule precluding power sales to BGE. AmerGen, supra. On December 11, 2000, the Commission granted CPS authorization to resell firm transmission rights and accepted its revised market-based rate schedule. Constellation Power Source, Inc., Docket Nos. ER01-64-000 and ER01-64-001 (unpublished delegated letter order issued December 11, 2000).

required for BGE to meet its Standard Offer Service obligations. CPS can meet its obligations to BGE by selling the power it acquires from CPSG and CCNPP and/or by power obtained from other sources in competitive wholesale markets.

     If the Spinoff Application is approved and the transactions are consummated, CPS will become Constellation Power Source, LLC ("CPS LLC") through direct conversion from a Delaware Corporation to a Delaware limited liability company pursuant to Delaware corporate law. (All of CPS's assets and liabilities will become the assets and liabilities of CPS LLC.) CPS LLC will be partially owned by Virgo (initially no more than 17.5%).

               E.   ORION  POWER  HOLDINGS,  INC.

     Constellation Energy currently has an indirect, minority non-controlling financial interest in Orion Power Holdings, Inc. ("Orion Holdings"), which owns the following jurisdictional public utility operating companies: Astoria Generating Company, L.P. ("Astoria"), Carr Street Generating Station, L.P. ("Carr Street"), Erie Boulevard Hydropower, L.P. ("Erie Boulevard"), and Orion Power MidWest, L.P. ("Orion Power") (collectively, the "Orion Companies").(41) Each of these Orion Companies has received authorization from the Commission to make sales of capacity, energy and certain ancillary services at market-based


------------------------
41   On  December  11,  2000,  Orion  Holdings  purchased  Columbia  Electric
Corporation, a power generation company with assets in various stages of construction and development. As part of the acquisition, Orion Power acquired Twelvepole Creek, LLC, ("Twelvepole Creek") which owns a 500 MW facility in ECAR that is expected to commence operations this summer. Twelvepole Creek is an EWG and its application for market-based rate authority is pending. Twelvepole Creek, LLC, 91 FERC 62,221 (2000); Market Based Rate Application of Twelvepole Creek, LLC, Docket No. ER01-852-000 (filed December 29, 2000). In addition to Twelvepole Creek, Orion Holdings acquired Liberty Electric Power, LLC, ("Liberty Electric"), which owns no jurisdictional assets. Liberty Electric owns a 568 MW facility under development near Philadelphia, Pennsylvania that is expected to commence commercial operations in 2002 and is subject to a tolling agreement with PG&E Energy Trading-Power, L.P. Liberty Electric is also an EWG. Liberty
Power,  LLC,  89  FERC   62,252  (1999).

rates. Minergy Neenah, L.L.C., et al., 88 FERC 61,102 (1999), order granting reh'g in part sub nom. Consolidated Edison Energy Mass., 90 FERC 61,225 (2000); Carr Street Generating Station, L.P., 85 FERC 61,009 (1998); Niagara Mohawk Power Corp., et al., 87 FERC 61,302, order granting reh'g in part, 89 FERC 61,189 (1999); AmerGen, supra (collectively, the "Orion Orders"). Each of the Orion Companies is an EWG.(42) As indicated, if the Spinoff Application is approved and the transactions are consummated, Orion Holdings and its subsidiaries would no longer be affiliated with New Constellation Energy or its affiliates.

               F.   POWER  PROJECTS

     Constellation  Energy  indirectly  owns  50%  of  Malacha  Hydro  Limited
Partnership ("Malacha"), which owns a QF(43) that is also a jurisdictional public utility under the FPA (unpublished delegated letter order issued in ER93-358-000 on May 23, 1993).(44) Constellation Energy, through subsidiaries, has indirect ownership interests in a variety of other electric generating projects (collectively, the "GENCOs"). The GENCOs are non-jurisdictional QFs or new electric generating projects currently under development which either are,


------------------------
42   Astoria  Generating  Co.,  L.P.,  88  FERC   62,146  (1999);  Carr  Street
Generating Station, L.P., 84 FERC 62,282 (1998); Erie Boulevard Hydropower, L.P., 87 FERC 61,378 (1999); Orion Power MidWest, L.P., 91 FERC 62,046
(2000) (collectively, "Orion EWG Orders"). On September 18, 2000, the Commission, by delegated order, granted an application under Section 203 of the FPA for approval of a transfer of control of Orion Holdings and the Orion Companies by offering shares of Orion Holdings' common stock in an initial public offering ("Orion IPO"). Orion Power Holdings, et al., 92 FERC 62,226
(2000) ("Orion Power Holdings"). The Orion IPO was completed on November 13, 2000. In connection with the Orion IPO, Constellation Energy's indirect ownership interest in Orion Holdings has been reduced to less than 20%. Prior to the Orion IPO, Constellation Energy's indirect subsidiary, Constellation Operating Services Company, Inc. ("COSI"), held an interest in Orion Holdings, which caused it to have an indirect interest in the Orion Companies. Pursuant to the Orion IPO, COSI now no longer holds an interest in Orion Holdings.

43   Malacha  Power  Project,  Inc.,  41 FERC   61,350 (1987) ("Malacha Power").

44 Malacha is a Maryland limited partnership that owns and operates the Muck Valley Hydroelectric Project on the Pit River near Fall River Mills in Lassen County, California. The project is a qualifying small power production facility with a capacity of over 30 MW that is not exempt from the FPA. Malacha Power, supra. Malacha is also an EWG. Malacha Hydro Ltd. Partnership, 62 FERC 61,184 (1993).

or may become, public utilities prior to closing of the first transaction described in the Spinoff Application.(45)

VI.  DESCRIPTION  OF  FACILITIES  TO  BE  TRANSFERRED  FOR  WHICH  SECTION  203
     --------------------------------------------------------------------------
     AUTHORIZATION  IS  REQUESTED
     ----------------------

     NMPC, NYSEG, RG&E, and CHGEC request Commission authorization to transfer their interests in certain limited jurisdictional facilities to Nine Mile LLC in connection with the sale of NMPC 's 100% interest in NMP-1, and NMPC's, NYSEG's, RG&E's, and CHGEC's collective 82% interest in NMP-2, including generator step-up transformers ("GSUs"), generator leads ("Leads"), and other equipment. A description of the jurisdictional facilities in which interests are to be transferred to Nine Mile LLC as part of this Application is attached hereto in Exhibit H.

     RG&E and CHGEC request Commission authorization to transfer to NMPC their interests in certain jurisdictional transmission facilities that directly interconnect NMP-2 with the NMPC transmission system. Further, NMPC requests authorization to acquire LIPA's interest in the same transmission and interconnection facilities being transferred to NMPC by RG&E and CHGEC which directly interconnect NMP-2 with NMPC's transmission system. The interests to be transferred to NMPC by RG&E and CHGEC as a percentage are somewhat less than


------------------------
45 The new subsidiaries formed to own and/or operate these power projects are Oleander Power Project, Limited Partnership ("Oleander"), Holland Energy, LLC ("Holland"), Wolf Hills Energy, LLC ("Wolf Hills"), University Park Energy, LLC ("University Park"), Big Sandy Peaker Plant, LLC ("Big Sandy"), Handsome Lake Energy, LLC ("Handsome Lake"), Rio Nogales Power Project, L.P. ("Rio Nogales") and High Desert Power Project, LLC ("High Desert"). Oleander, Handsome Lake, Holland, University Park, Big Sandy and Wolf Hills have each received market-based rate authorizations from the Commission. Oleander Power Project, Ltd. P'ship, Docket No. ER00-3240-000 (delegated letter order issued Aug. 30,
2000); Handsome Lake Energy, LLC, Docket No. ER01-556-000 (delegated letter order issued Jan. 19, 2001). Oleander, High Desert, University Park, Wolf Hills, Holland, Rio Nogales, Big Sandy and Handsome Lake have each received a determination of EWG status from the Commission. Univ. Park Energy, LLC, 92 FERC 62,117 (2000); Wolf Hills Energy, LLC, 92 FERC 62,099 (2000); Holland Energy, LLC, 92 FERC 62,134 (2000); Rio Nogales Power Project, L.P., 92 FERC 62,136
(2000); Big Sandy Peaker Plant, LLC, 93 FERC 62,212 (2000); Handsome Lake Energy, LLC, 93 FERC 62,217 (2000); Oleander Power Project, Ltd. P'ship, 92 FERC 62,159 (2000); High Desert Power Project, LLC, 93 FERC 62,244 (2000).

the percentage interests they respectively hold in NMP-2.(46) A description of the jurisdictional transmission facilities to be transferred to NMPC as part of this Application is attached hereto in Exhibit H.

VII. THE  NINE  MILE  POINT TRANSACTIONS ARE CONSISTENT WITH THE PUBLIC INTEREST
     ---------------------------------------------------------------------------

     A.     INTRODUCTION.

     Section  203  of  the  FPA  reads,  in  pertinent  part:

          No public utility shall sell, lease, or otherwise dispose of the whole of its facilities subject to the jurisdiction of the Commission, or any part thereof of a value in excess of $50,000, or by any means whatsoever, directly or indirectly, merge or consolidate such facilities or any part thereof with those of any other person, or purchase, acquire, or take any security of any other public utility, without first having secured an order of the Commission authorizing it to do soAfter notice and opportunity for hearing, if the Commission finds that the proposed disposition, consolidation, acquisition, or control will be consistent with the public interest, it shall approve the same.(47)

     In Order No. 592,(48) the Commission analyzed the standard required to be applied under FPA Section 203, and determined that, in analyzing Section 203 applications, the Commission will evaluate the effects of the proposed transaction on competition, rates, and regulation. If a transaction does not adversely affect competition, rates, or the ability of regulators to effectively regulate the parties, the Commission will find the applicants have met the standards set forth in Section 203 of the FPA.(49) The Commission's recent Order No. 642 continues to follow this framework.


------------------------
46   See  infra,  fn.  19  and  21.

47   16  U.S.C.   824b(a)  (2000).

48 See Inquiry Concerning the Commission's Merger Policy Under the Federal Power Act: Policy Statement, Order No. 592, FERC Regulations Preambles 31,044
(1996), order on reconsideration, Order No. 592-A, 79 FERC 61,321 (1997) (the "Merger Policy Statement").

49   Merger  Policy  Statement  at  30,111.

     Regarding the transmission facilities to be transferred, Order No. 642 suggests that a competition analysis would not be necessary for the transfer of limited interests in transmission interconnection facilities such as those at Nine Mile Point.(50) Moreover, as Nine Mile LLC will be the only customer under the Interconnection Agreements at Nine Mile Point, and since those Interconnection Agreements will provide Nine Mile LLC with access to NMPC's transmission system,(51) no adverse competitive effect will result from the transfer of transmission facilities.

     The sale of the interests in NMP-1 and NMP-2 to Nine Mile LLC and the transfer of certain transmission facilities from RG&E, CHGEC, and LIPA to NMPC will have no adverse effect on: (i) competition; (ii) wholesale power or transmission rates; or (iii) the ability of state or federal regulators to effectively regulate the Applicants.

     B. THE NINE MILE POINT TRANSACTIONS WILL HAVE NO ADVERSE EFFECT ON COMPETITION.

     To address market power issues, the Applicants attach hereto as Attachment 2, the affidavit of Mr. Rodney Frame, a Principal with Analysis Group/Economics.

     Mr. Frame has conducted a Competitive Analysis Screen in accordance with the Commission's Merger Policy Statement, as amended by Order No. 642. His analysis focused largely upon markets for short-term or non-firm energy but he also includes an analysis of the proposed transaction's effect on installed capacity ("ICAP") markets in PJM and New York.(52) In conducting his analysis,


------------------------
50   Order  No.  642,  slip  op.  at  74  and  n.79.

51   The  Interconnection  Agreements  are Commission jurisdictional and will be the subject of a Section 205 application to be submitted shortly after this Application.

52 Mr. Frame did not analyze the effects of the proposed transactions on energy imbalance, spinning and operating reserve services since nuclear generating units are unlikely to be used to provide such services due to their low variable costs and, therefore, the high opportunity costs of not supplying energy from available nuclear units. Accordingly, markets for these services will not be affected by the transaction. In fact, NMP-1 &2 do not provide energy imbalance, spinning and operating reserve services.

Mr. Frame assembled data concerning generation ownership, generator capacities and variable costs, long-term purchase and sales transactions between market participants, load responsibility by supplier, market prices, transmission prices and losses and transmission capacities (on both a path by path and simultaneous basis) between various market participants and the destination markets analyzed.(53) examined 12 different markets (including three separate markets that comprise portions of PJM and two separate markets that comprise portions of New York as demarcated by well-recognized internal transmission interfaces), three seasons (summer, winter and spring/fall) and five different load levels in each season.(54) He also determined "competitive" prices for each destination market by looking at (i) historical system lambda data, (ii) historical published prices, and (iii) publicly available forward price information.

     When analyzing Economic Capacity, Mr. Frame conducted a base case analysis and two sensitivity analyses. In the base case, referred to as the Modified Order No. 642 approach, he attributed only 10% of the capability of Nine Mile LLC's share of NMP-1 and NMP-2 to Nine Mile LLC because it will sell the remaining 90% of its share of NMP-1 and NMP-2 to NMPC, NYSEG, RG&E, and CHGEC


------------------------
53 Mr. Frame conservatively treated Orion Holdings as an affiliate of Nine Mile LLC even though (i) Constellation Energy only has a minority, non-controlling (less than 20%) financial interest in Orion Holdings, (ii) Constellation Energy does not control the pricing and output decisions for generation owned by or under Orion Holdings' control, and (iii) Orion Holdings will not be affiliated with Nine Mile LLC upon consummation of the Spinoff described in Section V.E, supra.

54   Mr.  Frame  did  not include NEPOOL in his analysis because Nine Mile LLC's affiliates own or control minimal amounts of generation in NEPOOL and including it would have only decreased the relevant market shares.

pursuant to long-term power purchase agreements ending approximately eight years and ten years after closing, respectively. He explains that attributing 100% of the capability to Nine Mile LLC is not appropriate since NMP-1 and NMP-2 (like all nuclear generating units) are run as base load generators. Withholding NMP-1 and NMP-2 from the market would be expensive due to their low variable costs, involving the sure sacrifice of potentially large profits for the speculative possibility of profiting through increased revenues from other resources with higher variable costs. The variable costs of NMP-1 and NMP-2 for 2001 are forecast to be $4.78 and $4.29 per MWh, respectively. The marginal energy prices for the time period from May 2000 to January 2001 in New York dropped below the marginal costs of NMP-1 for only 21 hours or 0.36 percent of the time. The Commission has further recognized that it is not practical to withhold nuclear output from the market for economic reasons because of the low ramp rates and substantial minimum down times of such units and close regulatory oversight by the Nuclear Regulatory Commission ("NRC"). Commonwealth Edison Co., 91 FERC 61,036 at 61,134 (2000). For other generation in the analysis, he sought to adhere as closely as possible to the operational control requirement of Order No. 642. The only exceptions serve to increase the market share of Nine Mile LLC and its affiliates. For example, he attributed generation owned by affiliates of Nine Mile LLC to such affiliates even if the generation was operated by a third party and its affiliates did not have control over the generation within the meaning of Order No. 642. Furthermore, in the base case analysis, he attributed to the buyer all non-utility generation ("NUG") sold under long-term contract (rather than the seller) even if this generation is non-dispatchable (except for generation sold by Nine Mile LLC's affiliates which were attributed to the seller if non-dispatchable). This was conservative because, by combining the NUG contracts with an entity that may already be a significant market participant (and not parceling them out among numerous, relatively small owners), the HHI levels will be increased.

     Nonetheless, Mr. Frame conducted two sensitivity analyses for Economic Capacity. The first sensitivity analysis, referred to as the Strict Order No. 642 approach, replicated the base case analysis except it attributed 100% of the capability of NMP-1 and NMP-2 to Nine Mile LLC despite the factors enumerated above. The second sensitivity analysis, referred to as the Financial Benefits approach, attributed generation covered by long-term contracts and jointly-owned units to the party that receives financial benefits from the capacity, not the party that is deemed to have operational control.

     When analyzing Available Economic Capacity, Mr. Frame used only the Financial Benefits approach, which attributed only 10% of the capability of NMP-1 and NMP-2 to Nine Mile LLC. He concludes that the Strict Order No. 642 approach was inappropriate because the purpose of an Available Economic Capacity analysis is to measure how much economic capacity a supplier may have available to sell into the market.(55) Merger Policy Statement, 61 Fed. Reg. at 68608. Available Economic Capacity is defined by the Merger Policy Statement as Economic Capacity minus native load obligations. Order No. 642, 65 Fed. Reg. at 70994. Under no circumstances would Nine Mile LLC have 100% of the capability of NMP-1 and NMP-2 available to sell into the market. If Nine Mile LLC generates power from NMP-1 and NMP-2, the Selling Co-Tenants would be entitled to 90% of


------------------------
55 While he does not include these results in his study, Mr. Frame reported that he also analyzed Available Economic Capacity using the Modified Order No. 642 approach and found the results little different from those using the Financial Benefits approach.

Nine Mile LLC's share of the capacity and energy produced from NMP-1 and NMP-2 and LIPA would be entitled to its 18% share of NMP-2. The only way for Nine Mile LLC to prevent NMPC, NYSEG, RG&E, CHGEC and LIPA from receiving their share of the output is to shut NMP-1 and NMP-2 down entirely. In that scenario, however, Nine Mile LLC would also have no energy available from NMP-1 and NMP-2 to sell into the market. In short, these contractual obligations to NMPC, NYSEG, RG&E, and CHGEC are more restrictive than native load obligations. A traditional utility can sell capacity from its facilities into the wholesale market if the native load requirements decline due to mild weather or other conditions. In this case, however, 90% of Nine Mile LLC's share of the output of NMP-1 and NMP-2 is sold back to NMPC, NYSEG, RG&E, and CHGEC even if it exceeds their continuing native load obligations, which consist of "provider of last resort" obligations. Thus, NMPC, NYSEG, RG&E, and CHGEC (rather than Nine Mile LLC) receive their share of the output in all circumstances and there are no circumstances under which Nine Mile LLC could sell this output to a third party for the term of the power purchase agreements. Furthermore, Mr. Frame conducted two sensitivity analyses for Available Economic Capacity which assumed that each supplier has its native load obligations reduced by 25% and 50% as a result of retail choice initiatives.

     Mr. Frame also conducted numerous other sensitivity analyses to reflect different transmission capacity measures, different natural gas prices and one with marginal transmission rates of zero. All of his analyses used a range of competitive market clearing prices from $20 to $150 per MWh.

     For each of these analyses, Mr. Frame reports HHIs well below the thresholds for screen violations under the Merger Policy Statement in all destination markets for all seasons and load levels.

     Mr. Frame also considered the effects of the proposed transaction on markets for ICAP in New York and PJM. He found no adverse effects considering the small amount of ICAP that will accrue to Nine Mile LLC and its affiliates (155 MW) as a result of the proposed transactions in comparison to the total amount of generation that can supply ICAP in PJM (approximately 55,000 MW) and New York (approximately 35,000 MW). Finally, Mr. Frame analyzed potential vertical market power concerns arising from the proposed transactions but found that no such concerns exist because BGE transferred control of its transmission system to the PJM ISO and none of Nine Mile LLC's affiliates own gas transmission or distribution systems in New York.

     For the foregoing reasons, the proposed transactions will not adversely affect competition from either a horizontal or vertical market power perspective.

     C.   THE NINE MILE POINT TRANSACTIONS WILL HAVE NO ADVERSE EFFECT ON RATES.

     Order No. 642 makes clear that the Commission is concerned about the effect a merger may have on wholesale power and transmission rates.(56) The NMP-1&2 Divestiture will not have any adverse effect on the wholesale power and transmission rates of the Applicants, as discussed more fully below.

          1.   NO  ADVERSE  EFFECT  ON  WHOLESALE RATES OF NMPC, NYSEG, RG&E AND
               CHGEC


------------------------
56   Order  No.  642,  slip  op.  at 115-16, see also Merger Policy Statement at
30,121-23.

     The NMP-1&2 Divestiture will not adversely affect the wholesale power rates of NMPC, NYSEG, RG&E and CHGEC.

               A.   NMPC

     NMPC has three classes of wholesale requirement customers, each of which is charged for supply based on a combination of rates in contracts, retail tariffs, or NYISO pricing. NMPC's first customer class consists of the village of Bergen, which receives approximately 5 MW of power from NMPC and 4 MW from the NYPA. The pricing in NMPC's contract with Bergen is based on a fixed demand payment that is established in the contract, and energy prices that are based on the NYISO spot market. As a result of this price formula, the proposed transaction will have no adverse effect on this wholesale customer. This contract will expire under its terms on October 31, 2003, and NMPC does not anticipate renewing this contract. NMPC's second customer class consists of customers receiving electricity pursuant to a pilot retail access program directed by the NYPSC. Pursuant to its tariff for the Farm and Food Processor Pilot, NMPC is obligated to supply energy service companies for their service to eligible customers with either electricity priced principally at NYISO day-ahead spot market prices or at a tariff rate established by the NYPSC. This pilot program will expire in early 2001, although the NYPSC may extend it. Lastly, NMPC provides electricity supply and delivery services to retail customers located in the franchise territory of other bordering utilities. This service is provided pursuant to "borderline" agreements with NMPC's neighboring utilities and priced according to NMPC's retail tariffs filed with the NYPSC. Again, these rates are reviewed by and cannot be changed without the approval of the NYPSC.

     Further, the wholesale energy contracts of NMPC do not depend on the output of either the NMP-1 or NMP-2 generating stations as the source of the contracted energy. Finally, the wholesale rates of NMPC will remain subject to the Commission's jurisdiction. Accordingly, the proposed transaction will not adversely affect the wholesale power rates of NMPC's wholesale customers.

               B.   RG&E

     The NMP-2 Divestiture will not adversely affect the wholesale power rates of RG&E. With regard to RG&E, it technically has no wholesale requirements customers. However, under its retail access program, RG&E has agreed to provide a wholesale full requirements-type service to Load Serving Entities ("LSEs") serving load in RG&E's service territory through the 2000-2001 winter capability period.(57) There are currently three such customers taking this service. RG&E provides electric supply and delivery services to retail customers located in the franchise territory of other bordering utilities. This service is provided pursuant to "borderline" agreements with RG&E and neighboring utilities and priced according to RG&E's retail tariffs filed with the NYPSC. In addition, RG&E provides wholesale power service to customers associated with New York
State's Power For Jobs program, a state-sponsored program to encourage the location of new business in New York State. The rates provided under all of these arrangements will not be affected adversely by the proposed transaction because, except for the borderline agreements, RG&E's wholesale energy contracts are market-based and do not depend on RG&E's share of the output of NMP-2. Finally, the wholesale rates of RG&E will remain subject to the Commission's jurisdiction.


------------------------
57 RG&E's retail access program is based on a single retailer model. Under this model, RG&E provides service to LSEs who then resell the services to the end use customer. LSEs purchase energy from any source they choose and compensate RG&E its state-approved distribution charges and the Transmission Service Charge ("TSC") associated with the NYISO. The LSE is a customer of the NYISO and pays the NYISO directly all ancillary and non-TSC-related charges. As a result of certain NYISO start-up issues, RG&E agreed to continue to serve its LSEs as full requirements-type customers and obtained FERC approval of all such sales of energy to its affiliate, Energetix.

               C.   NYSEG

     NYSEG possesses market-based rate authority granted by the Commission. Virtually all of NYSEG's wholesale power sales rates are negotiated and disciplined by the market. NYSEG has no wholesale requirements contracts. NYSEG sells at wholesale approximately 30 MW of power to customers under agreements that preceded NYSEG's market-based rates tariff. These agreements, and the negotiated rates thereunder, will not change as a result of the divestiture of NYSEG's interests in NMP-2.

               D.   CHGEC

     The NMP-1&2 Divestiture will not have any adverse effect on wholesale power rates of CHGEC. CHGEC currently does not provide wholesale requirements services under power contracts. Virtually all of CHGEC's wholesale power sales are made pursuant to market-based rate authority granted by the Commission and the bulk of these transactions are under the NYISO market structure. CHGEC provides "borderline" service under agreements with neighboring utilities at either fixed prices or prices related to CHGEC's retail tariffs. All of these wholesale sales are subject to the Commission's jurisdiction.

          2. NO ADVERSE EFFECT ON TRANSMISSION RATES OF NMPC, NYSEG, RG&E AND CHGEC

     The NMP-1&2 Divestiture will not adversely affect the transmission rates of any Applicant. These rates are collected pursuant to the NYISO tariff at a single zonal rate equal to the Transmission Service Charge of the utility on whose system the customer is located or over whose system the energy is exported to another control area.

     For NMPC, any eventual rate impact from acquiring the limited transmission assets of RG&E and CHGEC at Nine Mile Point will be subject to Commission review in the event NMPC seeks recovery of the acquisition cost at some point in the future. Moreover, the cost of the assets acquired by NMPC will be at net book value (as defined in the TAPA). Regarding NMPC's sale of its interest in limited transmission and interconnection facilities to Nine Mile LLC, rates for NMPC will not be adversely affected as a result of that sale. With respect to NYSEG, RG&E and CHGEC, their rates will not be adversely affected as a result of the sale to NMPC and Nine Mile LLC of their ownership interests in certain transmission and interconnection assets.

          3.   NO  ADVERSE  EFFECT  ON  RATES  OF  NINE  MILE  LLC

     Nine Mile LLC is not currently a jurisdictional public utility under the FPA. It has no wholesale power or transmission customers that could be affected by the transactions discussed herein. Nine Mile LLC will file an application for authorization to sell capacity, energy and ancillary services from NMP-1 and NMP-2 at market-based rates pursuant to section 205 of the FPA. Nine Mile LLC also intends to file for a determination of EWG status from the Commission pursuant to Section 32 of PUHCA.(58) Nine Mile LLC will sell 90% of the capacity


------------------------
58 As noted supra, Nine Mile LLC will be acquiring jurisdictional facilities as a consequence of the transfer. These are limited to step-up transformers and generation circuit breakers, and other miscellaneous transmission facilities necessary to interconnect with NMPC's transmission system. Nine Mile LLC does not believe that the requirements of Order Nos. 888 and 889 will apply to these jurisdictional facilities and so no waiver of Order Nos. 888 and 889, as was requested in Illinois Power Co. and AmerGen Energy Co., 89 FERC 61,233 (1999), is needed. See Amergen, supra. The limited jurisdictional facilities being transferred do not comprise a transmission system, but rather the minimal facilities necessary to interconnect NMP-1 and NMP-2 to NMPC's transmission system. If the Commission were to rule to the contrary, other EWGs authorized to make market-based sales may also have to seek a waiver from Order Nos. 888 and
889. If the Commission disagrees with this conclusion, Nine Mile LLC requests a waiver based on the fact that this equipment consists of limited and discrete interconnection facilities which are used solely to deliver power from the generation plants to the respective interconnection points or to deliver retail power solely for use by NMP-1 and NMP-2.

and energy of NMP-1 to NMPC under a long-term Power Purchase Agreement for NMP-1. Nine Mile LLC will sell 90% of its share of the capacity and energy of NMP-2 to NMPC, NYSEG, RG&E and CHGEC, collectively, under long-term Power Purchase Agreements for NMP-2. These agreements will be submitted with the market-based rate application referenced above. Nine Mile LLC will sell the remaining 10% output of NMP-1 and its share of NMP-2 into competitive wholesale energy markets.(59)

     D. THE NINE MILE POINT TRANSACTIONS WILL NOT IMPAIR THE EFFECTIVENESS OF STATE OR FEDERAL REGULATION.

     In its Merger Policy Statement, the Commission addressed the effect of a transaction on regulation. The Commission noted that it will not normally set the issue of the effect of a merger on the effectiveness of state regulation for a trial-type hearing unless the state commission(s) lack(s) authority to act on the merger.(60)

     The NMP-1&2 Divestiture will not impair the ability of the Commission and state authorities to regulate the transactions of the Applicants. The NMP-1&2 Divestiture is subject to review and approval pursuant to Section 70 of the New York Public Service Law.(61) In addition, wholesale power sales and transmission service provided by NMPC, NYSEG, RG&E and CHGEC and wholesale power sales by


------------------------

59 No wholesale power or transmission customers of the affiliates of Nine Mile LLC will be adversely affected by the proposed transactions described herein. The affiliates of Nine Mile LLC either sell power at market-based rates or are QFs which sell power under fixed long-term contracts. BGE has no captive wholesale requirements customers and no long-term power sales agreements with any wholesale customers. Furthermore, no wholesale transmission customers of BGE will be adversely affected because BGE is a member of PJM Interconnection, LLC ("PJM") and PJM currently operates BGE's transmission system pursuant to PJM's open access transmission tariff. BGE's retail ratepayers will also not be affected by the proposed transactions since its retail customers currently have a choice of their electric supplier. In addition, for retail customers that do not select an alternative electric supplier, BGE's retail rates are frozen from four to six years under a Settlement Agreement that implemented retail competition in BGE's service territory. See BGE, supra.

60   See  Merger  Policy  Statement  at  30,125.

61 A petition pursuant to Section 70 of the Public Service Law of New York was filed with the NYPSC for authorization to transfer the NMP-1 and NMP-2 generating and related assets. Case No. 01-E-0011, Joint Petition to Transfer Certain Generating and Related Assets and for Related Approvals, New York Public Service Commission, (January 30, 2001).

Nine Mile LLC will still be subject to Commission jurisdiction,(62) while retail services provided by NMPC, NYSEG, RG&E and CHGEC will still be subject to the jurisdiction of the NYPSC. Finally, there should be no concern over the Commission's ability effectively to regulate Nine Mile LLC, or the Commission's and NYPSC's ability to regulate NMPC, RG&E, NYSEG and CHGEC after the proposed transaction is completed because the NMP-1&2 Divestiture does not involve the formation of a new registered holding company system.

VIII.INFORMATION  REQUIRED  OF  APPLICANTS  BY  SECTION 33.2 OF THE COMMISSION'S
     ---------------------------------------------------------------------------
     REGULATIONS
     -----------

     The Applicants have attempted to comply with the revised filing requirements of Part 33 of the Commission's regulations as amended by Order No.
642. To the extent this Application omits any data required by Order No. 642, however, the Applicants respectfully request that the Commission grant waiver. Waiver is justified because the transactions proposed herein do not effectuate the merger of public utilities, but rather a divestiture of a single generating station and minor jurisdictional assets. Unlike a merger, no competitors are eliminated by a divestiture. For example, a divestiture results in no overlap of past sales to common customers whose significance might be assessed because one of those suppliers is being eliminated. Likewise, an analysis of historical trade data could not suggest any additional destination markets that potentially need to be examined. Accordingly, the Applicants request waiver of the filing requirements to Order No. 642 to the extent they are not satisfied herein.


------------------------
62   See  New England Power Co., 82 FERC   61,179, 61,660 (1998) (describing the
standard  applied  by  the  Commission  to  determine  t

A.   THE  EXACT  NAME  AND  ADDRESS  OF  THE  PRINCIPAL  BUSINESS OFFICE.

     For  NMPC:

          Niagara  Mohawk  Power  Corporation
          300  Erie  Boulevard  West
          Syracuse,  New  York  13202

     For  NYSEG:

          New  York  State  Electric  &  Gas  Corporation
          Corporate  Drive
          Kirkwood  Industrial  Park
          Binghamton,  New  York  13902

     For  RG&E:

          Rochester  Gas  and  Electric  Corporation
          89  East  Avenue
          Rochester,  New  York  14649

     For  CHGEC:

          Central  Hudson  Gas  &  Electric  Corporation
          284  South  Avenue
          Poughkeepsie,  New  York  12601-4879

     For  Constellation  Nuclear,  LLC:

          Constellation  Nuclear,  LLC
          39  West  Lexington  Street
          Baltimore,  Maryland  21201

     For  Nine  Mile  LLC:

          Nine  Mile  Point  Nuclear  Station,
          LLC  39  West  Lexington  Street
          Baltimore,  Maryland  21201

B. NAME AND ADDRESS OF THE PERSON AUTHORIZED TO RECEIVE NOTICES AND COMMUNICATIONS REGARDING THE APPLICATION.

     For  NMPC:

          *Gloria  Kavanah,  Esq.
          Niagara  Mohawk  Power  Corporation
          111  Washington  Avenue,  Suite  301
          Albany,  New  York  12210
          (518)  433-5221  (voice)
          (518)  433-5220  (facsimile)
          kavanahg@NiagaraMohawk.com

          *Stephen  C.  Palmer,  Esq.
          Robert  M.  Ivanauskas,  Esq.
          Swidler  Berlin  Shereff  Friedman,  LLP
          3000  K  Street,  N.W.,  Suite  300
          Washington,  D.C.  20007-5116
          (202)  424-7500  (voice)
          (202)  424-7647  (facsimile)
          scpalmer@swidlaw.com
          rmivanauskas@swidlaw.com


     For  NYSEG:

          *Mr.  Jeffrey  K.  Smith
          Senior  Vice  President
          New  York  State  Electric  &  Gas  Corporation
          Corporate  Drive
          Kirkwood  Industrial  Park
          Binghamton,  New  York  13902
          607-762-4440  (voice)
          607-762-4345  (facsimile)
          jksmith@nyseg.com

          *Nicholas  A.  Giannasca,  Esq.
          Huber  Lawrence  &  Abell
          605  Third  Avenue
          New  York,  New  York  10158
          (212)  455-5509  (voice)
          (212)  661-5759  (facsimile)
          ngiannasca@huberlaw.com


     For  RG&E:

          *Mr.  Paul  C.  Wilkens
          Senior  Vice  President
          Rochester  Gas  and  Electric  Corporation
          89  East  Avenue
          Rochester,  New  York  14649
          716-724-8076  (voice)
          716-724-8285  (facsimile)
          paul_wilkens@rge.com

          *Elizabeth  W.  Whittle,  Esq.
          Nixon  Peabody  LLP
          401  9th  Street,  N.W.,  Suite  900
          Washington,  D.C.  20004-2128
          (202)  585-8338  (voice)
          (202)  585-8080  (facsimile)
          ewhittle@nixonpeabody.com


          For  CHGEC:

          *Robert  J.  Glasser,  Esq.
          Bo  Hong,  Esq.
          Gould  &  Wilkie  LLP
          One  Chase  Manhattan  Plaza
          New  York,  New  York  10005
          (212)  344-5680  (voice)
          (212)  809-6890  (facsimile)
          bobglasser@gouldwilkie.com
          bhong@gouldwilkie.com

          *Mr.  Ronald  P.  Brand
          Mr.  Arthur  R.  Upright
          Senior  Vice  Presidents
          Central  Hudson  Gas  &  Electric  Corporation
          284  South  Avenue
          Poughkeepsie,  New  York  12601-4879
          (845)  486-5260  (voice)  (RPB)
          (845)  486-5247  (voice)  (ARU)
          (845)  486-5782  (facsimile)
          rbrand@cenhud.com
          aupright@cenhud.com


     For  Nine  Mile  LLC  and  Nuclear  LLC:

          *David  M.  Perlman,  Esq.
          Lisa  M.  Decker,  Esq.
          Nine  Mile  Point  Nuclear  Station,  LLC
          111  Market  Street,  Suite  500
          Baltimore,  Maryland  21202
          (410)  468-3490  (voice)
          (410)  468-3499  (facsimile)
          dmperlman@powersrc.com
          lisa.decker@powersrc.com

          *Earle  H.  O'Donnell,  Esq.
          Laurel  W.  Glassman,  Esq.
          Andrew  B.  Young,  Esq.
          Dewey  Ballantine  LLP
          1775  Pennsylvania  Ave.,  N.W.
          Washington,  D.C.  20006-4605
          (202)  862-1000  (voice)
          (202)  862-1093  (facsimile)
          eodonnell@deweyballantine.com
          lglassman@deweyballantine.com
          ayoung@deweyballantine.com

*     Persons  designated  to receive service under 18 C.F.R. Sec. 385.203(b)(3)
(2000).

     C.   A  DESCRIPTION  OF  THE  APPLICANT,  INCLUDING:

          1. ALL BUSINESS ACTIVITIES OF THE APPLICANT, INCLUDING AUTHORIZATIONS BY CHARTER OR REGULATORY APPROVAL.

     Applicants' business activities are described in Section V of this Application, above. A listing of the franchises held by NMPC, NYSEG, RG&E, and CHGEC, are included at Exhibit A to this Application. Nuclear LLC and Nine Mile LLC do not have any franchises.

          2. A LIST OF ALL ENERGY SUBSIDIARIES AND ENERGY AFFILIATES, PERCENTAGE OWNERSHIP INTEREST IN SUCH SUBSIDIARIES AND AFFILIATES, AND A DESCRIPTION OF THE PRIMARY BUSINESS IN WHICH EACH IS ENGAGED.

     See  Section  V  and  Exhibit  B  to  this  Application.

          3. ORGANIZATIONAL CHARTS DEPICTING APPLICANTS' CURRENT AND POST-TRANSACTION CORPORATE STRUCTURES.

     The NMP-1&2 Divestiture will not affect the corporate structure of the Applicants. The corporate organizational charts of the Applicants are attached as Exhibit C to this Application.

          4. DESCRIPTION OF ALL JOINT VENTURES, STRATEGIC ALLIANCES, TOLLING ARRANGEMENTS OR OTHER BUSINESS ARRANGEMENTS, INCLUDING TRANSFERS OF OPERATIONAL CONTROL OF TRANSMISSION FACILITIES TO COMMISSION APPROVED REGIONAL TRANSMISSION ORGANIZATIONS, BOTH CURRENT, AND PLANNED TO OCCUR WITHIN A YEAR FROM THE DATE OF FILING, TO WHICH THE APPLICANT OR ITS PARENT COMPANIES, ENERGY SUBSIDIARIES, AND ENERGY AFFILIATES IS A PARTY, UNLESS THE APPLICANT DEMONSTRATES THAT THE PROPOSED TRANSACTION DOES NOT AFFECT ANY OF ITS BUSINESS INTERESTS.

     See  Exhibit  D  to  this  Application.

          5. IDENTITY OF COMMON OFFICERS OR DIRECTORS OF PARTIES TO THE PROPOSED TRANSACTION.

     No  such  common  officers  or  directors  exist.

          6. DESCRIPTION AND LOCATION OF WHOLESALE POWER SALES CUSTOMERS AND UNBUNDLED TRANSMISSION SERVICES CUSTOMERS SERVED BY THE APPLICANT OR ITS PARENT COMPANIES, SUBSIDIARIES, AFFILIATES AND ASSOCIATE COMPANIES.

     See  Exhibit  F  to  this  Application.

     D. DESCRIPTION OF JURISDICTIONAL FACILITIES OWNED, OPERATED, OR CONTROLLED BY THE APPLICANT OR ITS PARENT COMPANIES, SUBSIDIARIES, AFFILIATES, AND ASSOCIATE COMPANIES.

     See  Section  V  and  Exhibit  G  to  this  Application.

     E.   A  NARRATIVE  DESCRIPTION  OF  THE  PROPOSED  TRANSACTION  FOR  WHICH
          COMMISSION  AUTHORIZATION  IS  REQUESTED,  INCLUDING:

          1.   THE  IDENTITY  OF  ALL  PARTIES  INVOLVED  IN  THE  TRANSACTION.

     The transaction involves NMPC, NYSEG, RG&E, CHGEC, Nuclear LLC, and Nine Mile LLC as described in Section IV of the Application.

          2. ALL JURISDICTIONAL FACILITIES AND SECURITIES ASSOCIATED WITH OR AFFECTED BY THE TRANSACTION.

     See  discussion  in  Section  VI  and  Exhibit  H  to  this  Application.

          3.   THE  CONSIDERATION  FOR  THE  TRANSACTION.

     See  discussion  in  Section  IV  and  Exhibit  I  to  this  Application.

          4. THE EFFECT OF THE TRANSACTION ON SUCH JURISDICTIONAL FACILITIES AND SECURITIES.

     See  discussion  in  Section  IV  and  Exhibit  I  to  this  Application.

     F. ALL CONTRACTS RELATING TO THE PROPOSED TRANSACTION TOGETHER WITH COPIES OF ALL OTHER WRITTEN INSTRUMENTS ENTERED INTO OR PROPOSED TO BE ENTERED INTO BY THE PARTIES TO THE TRANSACTION.

     See the Two APAs, the TAPA, and related agreements attached as Exhibit I to this Application.

     G. A STATEMENT EXPLAINING THE FACTS RELIED UPON TO DEMONSTRATE THAT THE PROPOSED TRANSACTION IS CONSISTENT WITH THE PUBLIC INTEREST.

     See  Section  VII  to  this  Application.

     H. A GENERAL OR KEY MAP SHOWING THE PROPERTIES OF EACH PARTY TO THE TRANSACTION.

     See  Exhibit  K  to  this  Application.

     I. IDENTIFY THE LICENSES, ORDERS, OR OTHER APPROVALS REQUIRED FROM OTHER REGULATORY BODIES IN CONNECTION WITH THE PROPOSED TRANSACTION, AND THE STATUS OF OTHER REGULATORY ACTIONS.

     The following are the regulatory filings that Applicants have made or contemplate making:

  - Applications under Section 205 of the FPA for acceptance by the Commission of the Interconnection Agreements, Power Purchase Agreements, Transmission Owners Agreement, and NMP-2 Operating Agreement.

  - An Application by Nine Mile LLC to the Commission under Section 205 of the FPA for authorization to sell electric generating capacity and energy, as well as other services such as ancillary services, at market-based rates.

  - To the extent necessary, an Application by Nine Mile LLC to the Commission under Section 204 of the FPA for authorization to issue securities and assume liabilities.

  - An Application under Section 32 of the Public Utility Holding Company Act of 1935, as amended, will be filed for a Commission determination that Nine Mile LLC will be an EWG.

  - A Petition with the NYPSC, pursuant to Section 70 of the New York Public Service Law, for approval of the sale of Nine Mile LLC in connection with its purchase of interests in NMP-1 and NMP-2.

  - Filings with the Nuclear Regulatory Commission for transfer of the operating licenses for NMP-1 and NMP-2 to Nine Mile LLC.

  - The expiration of the waiting period pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

  - A filing with the SEC by Energy East Corporation, the parent of NYSEG, requesting approval for the NMP-1&2 Divestiture under PUHCA.

  - Filings with various state commissions for findings pursuant to Section 32(c) of PUHCA.

  - Application by Nuclear LLC and Nine Mile LLC with the NYPSC for "lightened" regulation.

     Upon receipt of each order relating to the above regulatory filings with respect to the proposed transaction, Applicants will supplement this Application to provide the Commission with a copy of such order.

IX.  ADDITIONAL  INFORMATION REQUIRED PURSUANT TO PART 33 OF THE COMMISSION'S
     ------------------------------------------------------------------------
     REGULATIONS
     -----------

     Pursuant  to  Section  33.2  of the Commission's Regulations, the following
Exhibits  are  submitted,  which  are  attached  to  this  Application:

     EXHIBIT  A     Franchise  Information
     EXHIBIT  B     Lists  of  Energy  Subsidiaries  and  Affiliates
     EXHIBIT  C     Organizational  Charts
     EXHIBIT  D     Business  Arrangements
     EXHIBIT  F     Description  and  Location  of  Customers  for  Applicants
     EXHIBIT  G     Description  of  Jurisdictional  Facilities
     EXHIBIT  H     Description  of Jurisdictional Facilities subject to the
                    Two APAs and  the  TAPA
     EXHIBIT  I     The  Two  APAs,  the  TAPA,  and  related  agreements
     EXHIBIT  K     Maps

     Pursuant to Section 33.5 of the Commission's Regulations, Applicants attach their proposed accounting entries as Attachment 1.

     Pursuant to Section 33.6, Applicants attach to this Application, both in hard copy form and on diskette, a form of notice suitable for publication in the Federal Register.

     Pursuant to Section 33.7, verifications for each of the Applicants are attached under the label Verifications.

     Pursuant to Section 33.8, Applicants provide the information specified in paragraphs (b), (c), (d), (e), and (f) of Section 33.3, and paragraphs (b), (c),
(d),  and  (e)  of  Section  33.4  in  electronic  format  (on  diskette).

X.   CONCLUSION
     ----------

     WHEREFORE, for the reasons stated herein, the Applicants hereby respectfully request that the Commission approve this Application expeditiously, on the basis of the facts and analysis set forth in this Application and without hearing.


                             Respectfully submitted,

NIAGARA MOHAWK POWER CORPORATION           NINE MILE POINT NUCLEAR STATION, LLC
                                           CONSTELLATION NUCLEAR, LLC


________________________                   _________________________
Gloria Kavanah, Esq.                       David M. Perlman, Esq.
Niagara Mohawk Power Corporation           Lisa M. Decker, Esq.
111 Washington Avenue, Suite 301           Nine Mile Point Nuclear Station, LLC
Albany, New York 12210                     39 West Lexington Street
                                           Baltimore, Maryland 21201


________________________                   _________________________
Stephen C. Palmer, Esq.                    Earle H. O'Donnell, Esq.
Robert M. Ivanauskas, Esq.                 Laurel W. Glassman, Esq.
Swidler Berlin Shereff Friedman, LLP       Andrew B. Young, Esq.
3000 K Street, N.W., Suite 300             Dewey Ballantine LLP
Washington, D.C.  20007-5116               1775 Pennsylvania Ave., N.W.
                                           Washington, D.C. 20006-4605


                                       60

NEW YORK STATE ELECTRIC & GAS              ROCHESTER GAS AND ELECTRIC CORPORATION
          CORPORATION


_________________________                  _________________________
Mr. Jeffrey K. Smith                       Mr. Paul C. Wilkens
Senior Vice President                      Senior Vice President
New York State Electric & Gas Corporation  Rochester Gas and Electric Corporation
Corporate Drive                                                       89 East Avenue
Kirkwood Industrial Park                   Rochester, New York 14649
Binghamton, New York 13902


_________________________                  _________________________
Nicholas A. Giannasca, Esq.                Elizabeth W. Whittle, Esq.
Huber Lawrence & Abell                     Nixon Peabody LLP
605 Third Avenue                           401 9th Street, N.W., Suite 900
New York, New York 10158                   Washington, D.C. 20004-2128


                                           CENTRAL HUDSON GAS & ELECTRIC
                                           CORPORATION


                                           _________________________
                                           Robert J. Glasser, Esq.
                                           Bo Hong, Esq.
                                           Gould & Wilkie LLP
                                           One Chase Manhattan Plaza
                                           New York, New York 10005


                                           _________________________
                                           Mr. Ronald P. Brand
                                           Mr. Arthur R. Upright
                                           Senior Vice Presidents
                                           Central Hudson Gas & Electric Corporation
                                                                    284 South Avenue
                                           Poughkeepsie, New York 12601-4879